UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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BUCYRUS INTERNATIONAL, INC.

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Reg. (S) 240.14a-101

SEC 1913 (3–99)

Bucyrus International, Inc.

P.O. Box 500

1100 Milwaukee Avenue

South Milwaukee, Wisconsin 53172

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Bucyrus International, Inc.:

On behalf of our Board of Directors, you are cordially invited to attend our 2010 annual meeting of stockholders, which will be held on Thursday, April 22, 2010 at 10 a.m. Central Daylight Time in the Heritage Building at our company’s headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin for the following purposes:

1.	To elect three persons to our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on February 24, 2010 as the record date for the determination of the stockholders entitled to notice of, and to vote at, our annual meeting.

This year we are pleased to announce that we will be furnishing proxy materials to our stockholders over the Internet. This process expedites the delivery of proxy materials, provides easy access of materials to stockholders and provides stockholders with clear instructions for receiving materials and voting.

On March 12, 2010, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our stockholders’ use of this new process, including how to access our 2010 proxy statement and 2009 annual report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the proxy statement and our 2009 annual report, if you received only a Notice of Internet Availability of Proxy Materials this year, or (ii) elect to receive any future proxy statement and annual report only over the Internet if you received them by mail this year.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, you are encouraged to vote your shares over the Internet or by telephone as we describe in the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, please complete, sign and promptly mail back the proxy card using the return postage paid envelope provided. If, for any reason, you should change your plans, you may revoke your proxy card at any time before the meeting. Mailing your proxy card in the enclosed return envelope will not limit your right to vote in person or to attend our annual meeting of stockholders. This proxy statement and proxy card will be available to stockholders beginning on or about March 12, 2010.

Important Notice Regarding the Availability of Proxy Materials for our Stockholders’ Meeting to be Held on April 22, 2010. Our proxy statement for our 2010 Annual Meeting of Stockholders and our 2009 Annual Report to Stockholders are available at http://materials.proxyvote.com/118759.

By order of the Board of Directors,

Craig R. Mackus
Chief Financial Officer and Secretary

South Milwaukee, Wisconsin

March 12, 2010

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 22, 2010

ATTENDANCE AND VOTING MATTERS

Bucyrus International, Inc. (“we”, “our”, “us” or “Company”), a Delaware corporation, is mailing this proxy statement to stockholders in connection with a solicitation of proxies by our Board of Directors (“Board”) for use at our 2010 annual meeting of stockholders to be held on Thursday, April 22, 2010 at 10 a.m. Central Daylight Time in the Heritage Building at our Company’s headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin and all adjournments or postponements thereof (“Annual Meeting”), for the purposes set forth in the attached Notice of 2010 Annual Meeting of Stockholders.

Voting at Our Annual Meeting

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend our Annual Meeting and to vote in person. Presence at our Annual Meeting of a stockholder who has signed a proxy does not in itself revoke that proxy. Any stockholder giving a proxy may revoke it at any time before or at the Annual Meeting by giving notice thereof to us in writing, by attending our Annual Meeting and voting in person or by delivering a proxy bearing a later date.

Voting by Proxy

You may arrange to vote your shares by proxy, by telephone, via the Internet or by mail following the instructions in your Notice of Internet Availability of Proxy Materials. If you choose to vote by mail, please complete your proxy card and return it to us before our Annual Meeting. We will vote your shares as you direct on your properly executed proxy card. The shares represented by executed but unmarked proxies will be voted (i) FOR the election to our Board of the nominees for director named below, (ii) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010, and (iii) on such other business or matters as may properly come before our Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors and the ratification of our independent registered public accounting firm, as of the date of this proxy statement, our Board has no knowledge of any other matters to be presented for action by our stockholders at our Annual Meeting.

Who Can Vote and the Number of Votes You Have

Only holders of record of our common stock at the close of business on February 24, 2010 (“Record Date”) are entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, 80,939,861 shares of our common stock were outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted for stockholder approval at our Annual Meeting.

Required Vote

Proposal 1: Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a “plurality” of the votes cast means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by an indication telephonically, via the Internet or on the proxy card that you wish to “withhold authority,” by a broker non-vote (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors) or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

Proposal 2: The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2010.

A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspector of election appointed for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors) will count toward the quorum requirement. For purposes of the proposal to elect directors, abstentions will have the same effect as votes withheld. For purposes of the proposal to ratify our independent registered accounting firm, abstentions will have the same effect as votes against.

ELECTION OF DIRECTORS

(Proposal 1)

Our Board currently consists of 10 persons but will be reduced to nine members upon the retirement of Edward G. Nelson as of the date of our Annual Meeting. Our Board is divided into three classes for purposes of election. The directors in one class are elected at each annual meeting of stockholders to serve for a three-year term and until their successors are duly elected and qualified. Each director elected at our Annual Meeting will hold office for a three-year term expiring at our 2013 annual meeting of stockholders and until his successor is duly elected and qualified. Our other directors are not up for election this year and will continue in office for the remainder of their terms, except that, as noted above, Edward G. Nelson will retire as a director of our Company as of the date of our Annual Meeting. Mr. Nelson is currently in the class of directors whose term expires at our Annual Meeting.

As of the date of this proxy statement, the nominees for election have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require our Board to substitute some other person or persons for any of the nominees, it is intended that the shares represented by proxies received and voted for such other candidate, or not voted, will be voted for another nominee selected by our Board.

Nominees for Election at the Annual Meeting

The following sets forth certain information, as of the Record Date, about the nominees for election at our Annual Meeting. The nominees are currently directors of our Company.

DEEPAK T. KAPUR, 56, has served as the president of Navistar Inc.’s Truck Group, a manufacturer and marketer of medium and heavy trucks, since September 2003. Mr. Kapur also serves on Navistar’s Executive Council. Prior to joining Navistar, Mr. Kapur was employed by Ford Motor Company in a variety of engineering, product planning, quality and global management positions. Mr. Kapur was appointed as a director by our Board in July 2009. Mr. Kapur was originally recommended as a nominee by a third-party search firm acting on behalf of the Nominating and Corporate Governance Committee. Mr. Kapur’s experience in the large machinery industry as well as his extensive experience managing international operations led to the conclusion that he should serve as a director of our Company.

THEODORE C. ROGERS, 75, served as chief executive officer of our Company from December 1999 to March 2004 and since March 2004 has served as our chairman of the board. Mr. Rogers also served as our president from December 1999 to August 2000. Mr. Rogers co-founded American Industrial Partners, a private equity firm, which was our controlling stockholder until November 2004, and has been an officer and director of the firm since 1988. Mr. Rogers was president, chairman, chief executive officer and chief operating officer of NL Industries from 1980 to 1987. Mr. Rogers has been a director of our Company since 1997 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Rogers was a director of Central Industrial Supply, Inc. until 2009 and Great Lakes Carbon LLC until 2006. Mr. Rogers’ historical leadership of our Board, his long history with our Company, his more than 30 years of executive management experience in the industrial machinery industry and his skills and experience within the industries that we operate led to the conclusion that he should serve as a director of our Company and our chairman.

ROBERT C. SCHARP, 63, has been chairman of the Mining Advisory Council of Shell Canada Energy since 2005. The Mining Advisory Council provides management advice to Shell Canada Energy for their Canada oil sands operations. Mr. Scharp served as a director of Foundation Coal Holdings, Inc. from December 2005 to July 2009. From April 2002 to March 2003, Mr. Scharp was a director of Horizon Natural Resources and acting chief executive officer of Horizon from October 2002 to March 2003. In November 2002, Horizon filed for Chapter 11 bankruptcy protection and its assets were sold in a bankruptcy auction in August 2004. From 1997 to 2000, Mr. Scharp was the chief executive officer of Shell Coal Pty. Ltd., and then was chief executive officer of Anglo Coal Australia Pty. Ltd. from 2000 to 2001. Mr. Scharp held various positions with Kerr-McGee Corporation from 1975 to 1997, including senior vice president of Kerr-McGee Coal Corporation and senior vice president – oil and gas production. Mr. Scharp is a retired Army National Guard colonel. Mr. Scharp has been a director of our Company since July 2005 and is chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Scharp’s executive experience and extensive experience in the energy industry and mining industry led to the conclusion that he should serve as a director of our Company.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOREGOING NOMINEES FOR DIRECTOR.

Directors Remaining in Office Until 2011

MICHELLE L. COLLINS, 49, has served as president for Cambium LLC, a business and financial advisory firm, since September 2007. Ms. Collins is currently a member of the Advisory Board of Svoboda Capital Partners, LLC. Ms. Collins was co-founder of the firm and served as a managing director from 1998 through 2006. Ms. Collins also serves as a director of Molex Incorporated as well as a member of Molex’ audit committee and nominating and corporate governance committee. Ms. Collins is also a director of Columbia Wanger and Acorn Management Trusts and was a director of CDW Corporation until October 2007. Ms. Collins was appointed as a director by our Board in July 2009. Ms. Collins was originally recommended as a nominee by a third-party search firm acting on behalf of the Nominating and Corporate Governance Committee. Ms. Collins’ significant financial statement evaluation and analysis, oversight and reporting experience, as well as her history as a director and audit committee member of various public companies and mutual funds, led to the conclusion that she should serve as a director of our Company.

GENE E. LITTLE, 66, is a director and member of the audit committee of Huntington Bancshares Incorporated. Mr. Little held various positions with The Timken Company, a global manufacturer of highly engineered bearings, alloy and specialty steel and related components, from 1967 to 2002 and most recently served as its senior vice president finance (the chief financial officer) from 1992 to 2002. In 2003, Mr. Little became a director and finance committee member of Walsh University, a private university in Ohio. In 2006, Mr. Little became a director of Huntington Bancshares Inc. Mr. Little was a director of Great Lakes Carbon Corp. through 2007 and a director of Unizan Financial Corp. through 2006. Mr. Little has been a director of our Company since 2004. Mr. Little is the chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Little’s financial expertise and experience as a director of multiple public company boards of directors, as well as his extensive experience in the manufacturing industry, led to the conclusion that he should serve as a director of our Company.

ROBERT K. ORTBERG, 49, is the executive vice president and chief operating officer Government Systems of Rockwell Collins Commercial Systems, a manufacturer of electronics and communications for defense and government agencies, since October 2006. Mr. Ortberg was vice president and general manager of Rockwell Collins Air Transport Systems from 2002 to 2006. Mr. Ortberg joined Rockwell Collins in 1987 and held various management positions of increasing responsibility, including vice president and general manager of communication systems, director of data links and manager of international marketing for the company’s government systems business. Mr. Ortberg is a director of the University of Iowa Engineering Advisory Board, the Rockwell Collins Good Government Committee and the Hawkeye Area Council of the Boy Scouts of America. Mr. Ortberg has been a director of our Company since July 2008 and is a member of the Compensation Committee. Mr. Ortberg’s experience in the manufacturing industry as well as his business experience in international operations led to the conclusion that he should serve as a director of our Company.

Directors Remaining in Office Until 2012

PAUL W. JONES, 61, has been the chairman of the board, president and chief executive officer of A. O. Smith Corporation, a diversified manufacturer of electrical and water products for residential, commercial and industrial customers, since December 2005. Mr. Jones was president and chief operating officer of A. O. Smith Corporation from 2004 to 2005. Prior to joining A. O. Smith Corporation, Mr. Jones was chairman and chief executive officer of U.S. Can Company, Inc., a leading provider of containers for personal care, household, industrial and specialty products, from 1998 to 2002. Mr. Jones was previously president and chief executive officer of Greenfield Industries, Inc. from 1993 to 1998 and president from 1989 to 1992. Mr. Jones is a director of Federal Signal Corporation. Mr. Jones has been a director of our Company since July 2006 and is the chairman of the Compensation Committee. Mr. Jones’ extensive leadership experience as chief executive officer and chairman of the board of public companies, as well as his experience in managing the operations of large international businesses, led to the conclusion that he should serve as a director of our Company.

ROBERT L. PURDUM, 74, is a director and has been a partner of American Industrial Partners, a private equity firm, which was our controlling stockholder until November 2004, since 1996. Mr. Purdum was the non-executive chairman of our Board from 1997 to March 2004. Mr. Purdum retired as chairman of Armco, Inc. in 1996. From November 1990 to 1996, Mr. Purdum was chairman and chief executive officer of Armco, Inc. Mr. Purdum has been a director of our Company since 1997 and is a member of the Compensation Committee. Mr. Purdum’s historical leadership of our Board, his long history with our Company, his executive experience and his skills and experience within the industries that we operate led to the conclusion that he should serve as a director of our Company.

TIMOTHY W. SULLIVAN, 56, became our Company’s president and chief executive officer in March 2004 and was previously our president and chief operating officer from August 2000 to March 2004. Mr. Sullivan rejoined our Company in January 2000 as our executive vice president. From January 1999 through December 1999, Mr. Sullivan served as president and chief executive officer of United Container Machinery, Inc. From June 1998 through December 1998, Mr. Sullivan was our executive vice president–marketing and from April 1995 through May 1998 was our vice president marketing and sales. Mr. Sullivan is a member of the board of trustees and a member of the audit committee of Northwestern Mutual Life Insurance Company. Mr. Sullivan has been a director of our Company since 2000. Mr. Sullivan’s long history with our Company, including as chief executive officer, his skills and experience within the industries that we operate and his familiarity with our business led to the conclusion that he should serve as a director of our Company.

CORPORATE GOVERNANCE

Board of Directors - General

Currently, Mr. Sullivan serves as our Company’s chief executive officer (“CEO”) and Mr. Rogers serves as the chairman of our Board. Our Board does not have a policy on whether or not the roles of CEO and chairman should be separate. Instead, our Corporate Governance Guidelines provide that our Board has the authority to choose its chairman in any way it deems best for our Company at any given point in time. Accordingly, our Board reserves the right to vest the responsibilities of the CEO and chairman in the same person or in two different individuals depending on what it believes is in the best interest of our Company. Since we went public in 2004, our Board has determined that the separation of these roles most appropriately suits our Company because Mr. Rogers is uniquely qualified at this time to serve as our chairman given his historical leadership of our Board, his long history with our Company, including his history as our former CEO, and his skills and experience within the industries that we operate. Mr. Rogers has more than 30 years of executive management experience in the industrial machinery industry. Further, our Board believes that this split in roles allows Mr. Sullivan to focus more of his energies on the management of our Company’s business. Our Board believes that there is no single Board leadership structure that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address our Company’s and Board’s then current circumstances as and when appropriate.

Our Board and, in particular, the Audit Committee are involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our chief executive officer, chief financial officer and general counsel, with input as appropriate from other appropriate management members, report and provide relevant information directly to either our Board and/or the Audit Committee on various types of identified material financial, reputational, legal, environmental and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our Board and/or the Audit Committee. Our Board’s and Audit Committee’s roles in our risk oversight process have not affected our Board leadership structure.

Our Board held five meetings in 2009 and the non-management directors of our Board met in executive session four times in 2009. Each current director attended all meetings of our Board and all meetings of each committee of our Board on which the director served during the term of their service as a director during 2009 except for Ms. Collins who attended 71% of such meetings due to unavoidable conflicts relating to her primary employment. All directors are expected to attend our Annual Meeting. All of our then serving directors attended our 2009 annual meeting of stockholders.

Our Board has determined that each of Ms. Collins and Messrs. Jones, Kapur, Little, Nelson, Ortberg, Purdum, Rogers and Scharp are independent under NASDAQ listing standards. Our Board generally uses the director independence standards set forth by NASDAQ as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other objective criteria as applicable.

Stockholder Communications

Stockholder communications intended for our Board or for particular directors may be sent to the attention of our Secretary at Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172-0500. The Secretary will forward all appropriate communications to our Board or to particular directors as directed or as appropriate. Stockholders may also communicate directly with the non-management directors of our Board by directing communications to Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172-0500, Attn: Chairman.

Committees of the Board

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by our Board. Copies of each of these charters are available on our Internet site (www.bucyrus.com).

Audit Committee

The Audit Committee is comprised of Ms. Collins and Messrs. Little, Nelson and Rogers, and is chaired by Mr. Little. Mr. Nelson will resign from the Audit Committee upon his retirement from our Board as of the date of our Annual Meeting. Our Board has determined that all such members are independent under NASDAQ listing standards and that each is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). This committee is generally responsible for the oversight of our accounting, reporting and financial control practices. Among other functions, the Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee met eight times during 2009.

Compensation Committee

The Compensation Committee is comprised of Messrs. Jones, Ortberg, Purdum and Scharp, and is chaired by Mr. Jones. The Compensation Committee approves, administers and interprets our executive compensation and benefit programs, including our Omnibus Incentive Plan 2007, as amended (“Omnibus Incentive Plan”). The Compensation Committee is appointed by our Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act. The Compensation Committee ensures that our executive compensation and benefit programs are consistent with our executive compensation philosophy and advance our underlying executive compensation core principles, and is responsible for establishing the compensation packages provided to our named executive officers and other key employees. The Compensation Committee reviews on an annual basis the performance of our chief executive officer and, with assistance from our chief executive officer, the performance of our other named executive officers and key employees and determines their total compensation and its various elements based on the factors discussed below. The Compensation Committee believes that our compensation packages and benefits must be structured to ensure that we can continue to attract, retain and motivate highly qualified executive talent to support our continued global growth strategies.

In making executive compensation decisions, the Compensation Committee considers our current and anticipated financial performance, current and anticipated general economic and industry conditions, competition for executive talent, market comparative compensation information, the advice of its compensation consultant and our chief executive officer (for individuals other than himself), and tally sheets of individual compensation amounts, along with individual performance. A review of the individual performance of our named executive officers can include a review of our financial results, accomplishment of our Company’s objectives, achievement by such named executive officer and/or his or her directly reporting subordinate employees of their individual goals or assigned objectives established for the year, effective management, development and leadership of employees, and ethical behavior. We believe these elements of performance are important and enhance the prospects for sustained long-term value creation for our stockholders.

Under its charter, the Compensation Committee may delegate authority to a subcommittee consisting of at least one member of the Compensation Committee. The Compensation Committee has not delegated its authority as relates to the compensation of executive officers and does not currently intend to do so. Our executive officers do not play a direct role in determining the amount or form of executive officer or director compensation. Our chief executive officer, senior vice president of human resources and general counsel, however, attends meetings (other than executive sessions) of the Compensation Committee at the invitation of the Compensation Committee, make recommendations to the Compensation Committee concerning compensation of our other executive officers and assist the Compensation Committee in evaluating the performance of our other executive officers.

The Compensation Committee selects and retains the services of an independent executive compensation consultant to provide analysis and advice with respect to our executive compensation programs. Please refer to “Compensation Discussion and Analysis – Establishing Executive Compensation – General” for more information regarding the role of the compensation consultant. The Compensation Committee met four times during 2009. The Compensation Committee charter requires at least two meetings per year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Kapur, Little, Nelson, Rogers and Scharp, and is chaired by Mr. Scharp. Mr. Nelson will resign from the Nominating and Corporate Governance Committee upon his retirement from our Board as of the date of our Annual Meeting. Our Board has determined that all such members of the current committee are independent under NASDAQ listing standards.

This committee oversees the evaluation of our Board and management, nominates directors for election by stockholders, nominates committee chairpersons and, in consultation with the committee chairpersons, nominates directors for membership on the committees of our Board. This committee also oversees the directors’ continuing education. Our individual directors participate in both third–party-hosted corporate governance programs as well as compliance training sessions hosted by our Company.

The Nominating and Corporate Governance Committee identifies nominees for director based upon suggestions by non-employee directors, management members and/or stockholders. The selection criteria for membership on our Board include, at a minimum, whether the nominee has demonstrated, by significant accomplishment in the nominee’s field, an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and the nominee’s reputation for honesty and ethical conduct in the nominee’s personal and professional activities. Additional factors that this committee may consider include a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in consideration of other commitments, potential conflicts of interest, material relationships with our Company and independence from management and our Company. While the Nominating and Corporate Governance Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, it does seek to have our Board represent a diversity of backgrounds, experience, gender and race. Specifically, this committee considered these criteria relating to diversity as part of its overall evaluation of the candidates it has most recently nominated to serve as directors of our Board, namely Ms. Collins and Messrs. Kapur and Ortberg, and believes such selections successfully satisfy its diversity criteria. The Nominating and Corporate Governance Committee met six times during 2009.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based upon the same criteria as applied to candidates identified by our Board or our management. Recommendations should be directed to the committee in care of our Secretary. Under our Bylaws, stockholder nominations of directors must be received by us at our headquarters, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, directed to the attention of the Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and any such nominations must contain the information specified in our Bylaws. The deadline for submission of nominations for our Annual Meeting has passed. Candidate submissions by stockholders for our 2011 annual meeting of stockholders must be received by us no later than January 22, 2011 and no earlier than December 23, 2010.

Policies and Procedures Governing Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

A.	a “related person” means any of our directors, executive officers, nominees for director, holders of 5% or more of our common stock or any of their immediate family members; and

B.	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000 and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Corporate Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Corporate Governance Committee. Disclosure to the Nominating and Corporate Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Corporate Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in consideration of the Nominating and Corporate Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to our full Board.

Pursuant to these policies and procedures, the Nominating and Corporate Governance Committee ratified our ongoing employment and compensation of Andrew J. Hansen, our vice president sales and marketing. Mr. Hansen is the son-in-law of Mr. Sullivan, our president and chief executive officer. Mr. Hansen’s total cash compensation earned in 2009 was $305,030. Mr. Hansen also was awarded restricted stock and stock appreciation rights (“SARs”) in 2009 valued at $25,012 and $55,350, respectively, on the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

The following table sets forth the beneficial ownership of our common stock as of the Record Date by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock as of the Record Date. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name and Address of Beneficial Owner	Number of Shares	Percent

Terex Corporation (1)	5,809,731	7.2%
Neuberger Berman Group LLC (2)	5,503,049	6.8%
BlackRock, Inc. (3)	4,304,454	5.3%

(1)	Based on information contained in a Schedule 13G filed with the SEC on February 26, 2010. The Schedule 13G states that the address of Terex Corporation is 200 Nyala Farm Road, Westport, Connecticut, 06880. The Schedule 13G states that Terex Corporation has the sole power to vote or direct the vote of 5,809,731 of these shares, the shared power to vote of direct the vote of none of these shares and the sole power to dispose or direct the disposition of 5,809,731 of these shares.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 17, 2010. The Schedule 13G/A states that the address of Neuberger Berman Group LLC is 605 Third Ave., New York, New York, 10158. The Schedule 13G/A states that Neuberger Berman Group LLC has the sole power to vote or direct the vote of none of these shares, the shared power to vote or direct the vote of 4,694,549 of these shares and the shared power to dispose or to direct the disposition of 5,503,049 of these shares.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2010. The Schedule 13G/A states that the address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055. The Schedule 13G/A states the BlackRock, Inc. has the sole power to vote or direct the vote 4,304,454 of these shares, the shared power to vote or direct the vote of none of these shares and the sole power to dispose or to direct the disposition of 4,304,454 of these shares.

Executive Officers and Directors

The following table sets forth the beneficial ownership, as of the Record Date, of our common stock by each of our directors, each of our current named executive officers (see “Compensation Discussion and Analysis” below), and by all of our current directors and executive officers as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below. No individual or group of executive officers and directors beneficially owns more than 1% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares (1)

John F. Bosbous (2) (8)	55,352

Michelle L. Collins	1,122

Paul W. Jones	7,860

Deepak T. Kapur	1,033

Luis de Leon (3) (8)	36,781

Gene E. Little	10,459

Craig R. Mackus (4) (8)	136,324

Edward G. Nelson	13,454

Robert K. Ortberg	4,529

Robert L. Purdum	26,017

Theodore C. Rogers	33,228

Robert C. Scharp	8,212

Timothy W. Sullivan (5) (8)	370,698

William S. Tate (6) (8)	49,160

All current directors and executive officers as a group (14 persons) (7) (8)	754,229

(1)	The share ownership information presented above includes (i) all shares of our common stock that are owned or deferred; (ii) all shares of restricted stock, whether or not fully vested; and (iii) all shares of our common stock issuable upon exercise of vested stock appreciation rights calculated using the February 24, 2010 closing price of our common stock (or that will become issuable within 60 days of the Record Date). Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.
(2)	Includes 22,097 shares of our common stock, 4,050 shares of restricted stock and 29,205 shares issuable upon exercise of vested stock appreciation rights calculated using the February 24, 2010 closing price of our common stock.
(3)	Includes 27,300 shares of restricted stock and 9,481 shares issuable upon exercise of vested stock appreciation rights calculated using the February 24, 2010 closing price of our common stock.
(4)	Includes 48,364 shares of our common stock, 24,200 shares of restricted stock and 63,760 shares issuable upon exercise of vested stock appreciation rights calculated using the February 24, 2010 closing price of our common stock.
(5)	Includes 80,551 shares of our common stock, 114,050 shares of restricted stock and 176,097 shares issuable upon exercise of vested stock appreciation rights calculated using the February 24, 2010 closing price of our common stock.
(6)	Includes 10,000 shares of our common stock, 29,250 shares of restricted stock and 9,910 shares issuable upon exercise of vested stock appreciation rights calculated using the February 24, 2010 closing price of our common stock.

(7)	Includes 266,926 shares of our common stock, 198,850 shares of restricted stock and 288,453 shares issuable upon exercise of vested stock appreciation rights calculated using the February 24, 2010 closing price of our common stock.
(8)	The shares of restricted stock awarded in 2010, 2009, 2008 and 2007 fully cliff vest on December 31, 2013, December 31, 2012, December 31, 2011 and December 31, 2010, respectively, provided such executive is still employed by us on that date.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis (“CD&A”) is intended to provide information about our compensation philosophy, principles and processes and sets out specific information for our named executive officers. Our currently serving named executive officers and their current titles are as follows:

Timothy W. Sullivan – President and Chief Executive Officer

Craig R. Mackus – Chief Financial Officer and Secretary

William S. Tate – Executive Vice President

Luis de Leon – Chief Operating Officer

John F. Bosbous – Treasurer

Also, our former Chief Operating Officer – Surface, Kenneth W. Krueger, remained a named executive officer for 2009 for purposes of this CD&A as required by SEC rules even though his employment with us was terminated by mutual agreement on August 3, 2009. Terms of Mr. Krueger’s severance arrangements are described below.

Our CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. Our CD&A is organized as follows:

•

Overview of Our Executive Compensation Philosophy. In this section, we discuss our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.

•	Role of Our Compensation Committee. In this section, we discuss the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.

•	Establishing Competitive Compensation. In this section, we discuss how our Compensation Committee used benchmarking data to determine competitive compensation levels.

•	Total Compensation. In this section, we discuss the total compensation of our named executive officers.

•	Elements of Compensation. In this section we discuss the types of compensation paid and payable to our named executive officers.

•

Severance and Change in Control Agreements. In this section, we discuss the agreements in place with our current named executive officers that relate to payments upon the officers’ termination of employment or upon a change in control of our Company.

•	Executive Stock Ownership Guidelines. In this section, we discuss the stock ownership guidelines applicable to our named executive officers.

•

Impact of Tax, Accounting and Dilution Considerations. In this section, we discuss Section 162(m) of the Internal Revenue Code and certain accounting and stockholder dilution consequences that have impacted some of our executive compensation programs and decisions.

Following this CD&A, and the sections including our executive compensation tables and our Compensation Committee report, we discuss our Compensation Committee’s risk assessment of our compensation policies and practices.

Overview of Our Executive Compensation Philosophy

Our Compensation Committee strongly believes that our senior management team, including our named executive officers, should be rewarded with compensation packages that are market competitive and that provide the potential opportunity for pay exceeding the median level paid by companies that we consider our peers and/or that comprise other relevant survey data, which we refer to as the “market median,” based on our financial performance results and stock price appreciation. Our Compensation Committee believes that an effective compensation package includes a base salary component that is at or slightly above the market median, as well as annual cash bonus and long-term equity incentive components that can provide above market pay for delivery of superior business results and sustained stock price appreciation over the long term. Our Compensation Committee intends the compensation packages designed for our senior management, including our named executive officers, to reward superior performance and include pay at risk to align their interests with the interests of our stockholders. Our Compensation Committee has designed our executive compensation and benefit programs principally to advance the following core executive compensation principles, under which we:

•

Strive to compensate our executives at competitive levels to attract and retain talented management employees who will continue to promote our ongoing growth and global expansion in our highly competitive and cyclical industry.

•

Provide our executives with the opportunity to earn above-market compensation on both a near-term and long-term basis compared to similarly situated executives at our applicable peer group of companies and/or as reflected by other applicable survey data, provided we meet or exceed our targeted financial performance goals and generate sustained stock price appreciation over the long term.

•	Increase the total compensation opportunity for our executives commensurate with their level of responsibility and ability to influence our financial results.

•

Align our executives’ economic interests with the economic interests of our stockholders, by directly linking our executives’ annual cash bonuses and, to a lesser extent, their long-term equity-based compensation to the achievement of our established financial performance goals, as well as, in the case of our long-term equity-based incentives, our stock price over time.

•	Assign a higher percentage of pay at risk based on higher levels of responsibility, accountability and direct influence on our Company’s performance.

Our Compensation Committee believes that implementing an executive compensation program that is focused on achieving these core principles will benefit our Company, and ultimately our stockholders over the long-term, by helping us attract and retain highly qualified and industry-experienced executives who are committed to our continued growth and long-term success. Our goal is to directly align our executives’ and key employees’ individual, group, region, segment and Company-wide goals with the interests of our stockholders. Pay for performance and pay at risk are two key variable components in our compensation program utilized to establish this alignment and enhance the prospects for sustained long-term value creation for our stockholders.

Role of Our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefit programs, including our Omnibus Incentive Plan 2007, as amended (“Omnibus Incentive Plan”). Our Compensation Committee is appointed by our Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act. Our Compensation Committee is currently comprised of Messrs. Jones, Ortberg, Purdum and Scharp. Mr. Jones is the chairman of our Compensation Committee.

Our Compensation Committee ensures that our executive compensation and benefit programs are consistent with our executive compensation philosophy and advance our underlying executive compensation core principles, and is responsible for establishing the compensation packages provided to our named executive officers and other key employees. Our Compensation Committee reviews on an annual basis the performance of our chief executive officer and, with assistance from our chief executive officer, the performance of our other named executive officers and key employees and determines their total compensation and its various elements based on the factors discussed below. Our Compensation Committee believes that our compensation packages and benefits must be structured to ensure that we can continue to attract, retain and motivate highly qualified executive talent to support our continued global growth strategies.

In making executive compensation decisions, our Compensation Committee considers our current and anticipated financial performance, current and anticipated general economic and industry conditions, competition for executive talent, market comparative compensation information, the advice of its compensation consultant and our chief executive officer (for individuals other than himself), and tally sheets of individual compensation amounts, along with individual performance. A review of the individual performance of our named executive officers can include a review of our financial results, accomplishment of our Company’s objectives, achievement by such named executive officer and/or his or her directly reporting subordinate employees of their individual goals or assigned objectives established for the year, effective management, development and leadership of employees, and ethical behavior. We believe these elements of performance are important and enhance the prospects for sustained long-term value creation for our stockholders.

Establishing Competitive Compensation

General

Our Compensation Committee selects and retains the services of an independent executive compensation consultant to provide analysis and advice with respect to our executive compensation programs. At the direction of our Compensation Committee, our compensation consultant works closely with management through interface with our senior vice president of human resources to gather data and understand the structure of our Company, and reports its findings and recommendations directly to our Compensation Committee. Additional survey and trend information is generally also provided to our Compensation Committee by our senior vice president of human resources.

Our Compensation Committee attempts to ensure the independence of any executive compensation consultant engaged by the Committee by ensuring that it:

•	Has final authority to hire or terminate the consultant;

•	May seek additional opinions from other consultants at any time;

•	Reviews and approves annually the consultant’s scope of work, both for duties provided to the Compensation Committee and for duties provided to our Company;

•	Approves annually the consultant’s fee structure for services rendered, and the chairman of our Compensation Committee reviews and approves actual fees incurred;

•	Reviews annually:

•	Fees paid by us to the consultant for all services provided to us; and

•	Structural safeguards to assure the independence of the consultant;

•	Conducts an annual review of the consultant’s performance; and

•	Is responsible for determining whether, and under what circumstances, the consultant participates in our Compensation Committee meetings and executive sessions.

In making compensation decisions for 2009, our Compensation Committee received advice from the executive compensation consulting firm of Towers Perrin. In connection with our Compensation Committee’s compensation decision-making process for 2010, it received the advice of Watson Wyatt, an executive compensation consulting firm. Towers Perrin and Watson Wyatt have now merged and their combined firm is now called Towers Watson. In 2009, and continuing into 2010, Towers Watson provided, and continues to provide, to our Company general actuarial services for our pension, Supplemental Executive Retirement Plan and retiree medical plans, as well as various other general advice, services and market data on various different aspects of our global compensation structure, the fees for which were approximately $333,000 in 2009. Towers Watson’s fees in 2009 for providing executive compensation advice to our Compensation Committee were approximately $50,000. Given the process described above undertaken by our Compensation Committee to help ensure compensation consultant independence and the relative size of Towers Watson and the fees involved in providing its respective services to our Company and our Compensation Committee, as well as the implementation of structural safeguards that ensure that separate and distinct divisions of Towers Watson provide such respective services to us and our Compensation Committee, our Compensation Committee believes that Towers Watson is sufficiently independent to render reliable advice to it.

2009 Process

For 2009, our Compensation Committee followed a process very similar to prior years for evaluating our executive compensation programs, with additional focus on possible changes due to the then current global economic situation. Towers Perrin was retained by our Compensation Committee to compare the compensation we offer to our executives with the compensation offered to similarly situated executives at our selected applicable peer companies, and to advise our Compensation Committee on current trends in executive compensation, as well as recent actions taken by other companies in response to significant declines in share prices. Additional survey and trend information was also provided to our Compensation Committee by our global human resources department.

Our compensation consultant analyzed our executives’ base salary, actual and target annual bonus incentives, total cash compensation, expected value of long-term incentives and total direct compensation. The analysis by our compensation consultant included benchmarking of each element of our executive compensation programs, as well as the total compensation package, for each of our named executive officers. The results of that analysis provided the information necessary to review the material elements of compensation and how they related to each named executive officer’s total compensation, and benchmark competitiveness to similarly situated executives at our peer group. This data assisted our Compensation Committee in determining the appropriateness and overall fit of our compensation package by executive with our compensation philosophy. Our compensation consultant also provided our Compensation Committee with an assessment of our outside director compensation.

Our Compensation Committee, together with our president and chief executive officer and our senior vice president of human resources, conducted a review of potential peer companies to use for benchmarking in its 2009 analysis. The focus was on publicly traded companies in the machinery and mining equipment sector. Following discussions with our compensation consultant, a decision was made by our Compensation Committee to include 18 publicly-traded companies in the machinery and mining equipment sector with median annual revenues of approximately $2.7 billion, for purposes of both competitive pay and compensation plan design analysis. When analyzing compensation plan design, our Compensation Committee also considered an additional three publicly-traded companies in the machinery and mining equipment industry, namely, Caterpillar, Inc., Deere & Company, and Terex Corporation. On the advice of our compensation consultant, the additional three companies were used only for plan design purposes and not for purposes of competitive pay analysis given their larger relative size. In this CD&A, we refer to the companies in this benchmark as our “2009 peer group,” and they are set forth below:

2009 Peer Group

• A. O. Smith Corporation	• Joy Global Inc.

• Actuant Corporation	• Kennametal Inc.

• AGCO Corp.	• Lincoln Electric Holdings, Inc.

• Brady Corporation	• The Manitowoc Company, Inc.

• Briggs & Stratton Corporation	• Oshkosh Corporation

• Crane Co.	• Pentair, Inc.

• Donaldson Company, Inc.	• Rockwell Automation, Inc.

• Flowserve Corporation	• SPX Corporation

• Harsco Corporation	• The Toro Company

To provide additional data to our Compensation Committee, Towers Perrin also compared our executive compensation levels to its 2008 executive compensation database and Watson Wyatt’s 2008/2009 top management survey. Our executives’ positions were matched to market benchmarks in general industry on the basis of job content and scope. For all positions, Towers Perrin used regression equations to develop competitive compensation for each position.

As a result of its analysis, our compensation consultant advised our Compensation Committee that our executives’ actual total direct compensation (base salary combined with cash bonuses and long-term equity incentive awards) was generally competitive with the median levels paid by the companies in our 2009 peer group, as well as the companies of comparable size in the Towers Perrin database and the Watson Wyatt survey. However, Towers Perrin did point out that our competitiveness in actual total direct compensation was the result of our actual bonus payments being at near maximum levels for most of our executives based on our Company’s outstanding historical financial performance. Towers Perrin noted that, while target base salaries and bonus opportunities were competitive with market medians, our long-term incentive target values were below the market median. Towers Perrin also noted that the practice of providing perquisites – such as car allowances, club memberships and financial planning – remained prevalent and recognized that we discontinued this practice in 2008 and adjusted base salaries accordingly. Towers Perrin considered compensation that was within 15% of the targeted market position to be competitive.

Based on its analysis and review of then current economic conditions and compensation trends, Towers Perrin made the following recommendations to our Compensation Committee for 2009:

•	Make modest adjustments (3% or less in total) to base salaries, with the focus on high performers and those furthest from the desired market median base pay.

•	Maintain the target annual incentive opportunity as a percentage of base pay.

•	Validate our current annual incentive plan measures and weightings against our 2009 business plan to ensure alignment of business strategy with the pay for performance relationship.

•	Maintain our same long-term incentive plan, including grant values and structure as used in 2008.

While market data suggested that we should increase our long-term incentive plan award grant values, our compensation consultant advised our Compensation Committee to consider then current market conditions, the recent performance of our Company and the impact of increased long-term incentive plan awards on stockholder dilution. Our Compensation Committee reviewed the findings and recommendations by our compensation consultant, discussed trends in executive compensation, and reviewed the issue of previously granted SARs having exercise prices greater than our then current share price. Since the then current decline in the price of our common stock was viewed as a result of the global economic downturn, rather than caused by management performance, our Compensation Committee agreed that it would be prudent to retain both our existing annual incentive and long-term incentive programs in 2009. Our Compensation Committee believed that this result was consistent with our philosophy of maintaining a base salary component that is at or slightly above the market median, as well as annual cash bonus and long-term equity incentive components that can provide above market pay for delivery of superior business results and long-term stock price appreciation.

For the same reasons, our Compensation Committee did not feel the need to modify outstanding awards or plans, or waive or change any related standards, or modify the relative weighting of the components of our executive compensation programs. Given the competitive status of our annual and long-term incentive plans as compared to our 2009 peer group, as shown by the Towers Perrin analysis, and involvement of our Board in major business decisions, our Compensation Committee did not believe our compensation programs were reasonably likely to create unnecessary or excessive risk-taking by our executives.

2010 Process

For 2010, our Compensation Committee followed a process very similar to its 2009 process for evaluating, and making decisions with respect to, our executive compensation program, although our Compensation Committee undertook an additional focus on evaluating the extent to which our executive compensation policies and practices impact our enterprise risk profile as we discuss in more detail below under “Risk Assessment of our Compensation Policies and Practices.” Our Compensation Committee engaged Towers Watson to conduct a comprehensive review of our executive compensation programs relative to competitive practices. All elements of direct compensation for our executives were reviewed and evaluated, including base salary, annual incentives, total cash compensation (base salary plus annual incentives), long-term incentives and total direct compensation (total cash compensation plus long-term incentives). The primary objective of this review was to assist our Compensation Committee’s executive compensation decision-making process for 2010 and help ensure that our executive compensation programs provide total compensation opportunities that are competitive with external benchmarks and in line with our executive compensation philosophies and core principles.

Competitive compensation information for our executive group was provided by Towers Watson to our Compensation Committee from two data sources:

•

Proxy statements of our 2009 peer group, but adjusted to remove AGCO Corporation and to add Thomas & Betts Corporation and Dresser-Rand Group, Inc. (“2010 peer group”), and, in particular, the proxy statement of our primary competitor, Joy Global Inc.; and

•

Relevant durable goods manufacturing and general industry published surveys, including the Watson Wyatt Data Services 2009/2010 top management survey and the Towers Perrin 2009 executive compensation survey, adjusted through regression analysis to our 2009 revenue level of approximately $2.5 billion and updated to a common February 2010 effective date using an annual increase factor of 3.1% for salary and annual cash bonuses (consistent with market merit increase projections for 2010) (“2010 survey data”).

Our Compensation Committee was advised by its compensation consultant that our executive compensation program resulted in compensation amounts to our executives, on average, that generally fell between the market median and the 75th percentile of compensation amounts paid to similarly situated executives at our 2010 peer group and/or 2010 survey data based on our 2009 annual revenue and the market median annual revenue of our 2010 peer group and/or 2010 survey data of approximately $2.5 billion. This relative market placement applied, on average, to each of the different elements of our executive compensation program (i.e., base salary, total target annual cash incentive and total target long-term incentive) and for all of the elements combined. However, Towers Watson advised that, since our then pending Terex mining division acquisition was expected to increase our annual revenue by approximately $1 billion, our current executive compensation structure would consequently be positioned closer to the market median of the companies in our 2010 peer group and/or 2010 survey data having approximately $3.5 billion of annual revenue.

Based on its review and comparison of our executive compensation program to our 2010 peer group and/or 2010 survey data, Towers Watson recommended to our Compensation Committee that it not make any general structural changes to our executive compensation program as a result of our Terex mining division acquisition; however, Towers Watson did recommend that our Compensation Committee consider taking into account our then pending Terex mining division acquisition and take the following actions with respect to the elements of our executive compensation program for 2010:

•	Merit base salary increases consistent with the market of 3.2%;

•	No changes to our annual cash incentive plan;

•	No changes to the aggregate target value and composition of our long-term incentive grants;

•	Individual adjustments to the compensation elements for individuals based on individual factors, such as performance, position changes, etc.; and

•

Adjustments to the compensation elements for individuals whose compensation is currently at or below market median taking into account our annual revenue increase resulting from our Terex mining division acquisition.

At the request of our Compensation Committee, its compensation consultant further analyzed our long-term incentive plan structure. As a result of its review, Towers Watson recommended certain changes to the restricted stock portion of our annual long-term incentive grants in order to further align such grants with our financial performance goals and to also allow such restricted stock grants to our senior executives to be tax deductible for us under Internal Revenue Code Section 162(m).

Specifically, Towers Watson recommended to our Compensation Committee the following changes to our annual restricted stock grants:

•	Grant performance-based vesting shares of restricted stock equal to the value or number of shares that would have otherwise been granted as time-based vesting restricted stock grants; and

•

Condition the vesting of the restricted stock grants on two conditions: (i) our Company’s achievement of certain financial performance criteria, such as a return on equity (“ROE”) minimum target, for the year in which the award is granted, and (ii) the recipient’s continued satisfaction of a four-year service requirement, including the year of the award. For example, to the extent a restricted stock grant award is made for the four-year period of 2010 through 2013, the ROE performance target would be measured for 2010; if that ROE performance target is met for 2010, then the executive must continue in our employment through 2013, at which time the shares would become fully vested. If the ROE performance target is not met for 2010, then the grant would be forfeited.

As a result of the Towers Watson recommendations and based on input from our senior vice president of human resources and our chief executive officer (other than with respect to himself), our Compensation Committee made the following executive compensation decisions for 2010 with respect to our named executive officers:

•

Attempted to generally target our named executive officers’ base salaries at or slightly above the 75th percentile of the base salary amounts paid to similarly situated executives at companies in our 2010 peer group and/or 2010 survey data since our Compensation Committee believed, based on advice from Towers Watson, that such targeted levels will approximate the market median level of such base salary amounts for similarly situated executives at companies in our 2010 peer group and/or 2010 survey data having approximately $3.5 to $4.0 billion of annual revenue (representing our approximate annual revenue range after taking into account our Terex mining division acquisition);

•	As a result of the foregoing, generally increased our named executive officers’ base salaries by between 3.5% to 9.2% from their respective 2009 levels;

•

Continued with the same relative targeted level and structure of our annual cash incentive plan bonus opportunities in 2010 as provided in 2009 due to our recent historical payments near targeted plan bonus payout maximums; and

•

Continued with the same relative level and structure of our long-term incentive grants in 2010 as in 2009, except that a 2010 ROE financial performance vesting and forfeiture provision was added to the restricted stock portion of such grants and Mr. Mackus’ 2010 long-term incentive grant amount was increased from his 2009 level in order to be more competitive with the relative size of long-term incentive grants made to similarly situated chief financial officers at companies in our 2010 peer group and 2010 survey data.

Total Compensation

Through programs that emphasize near-term and long-term performance-based incentive compensation in the form of both cash and equity incentives, our Compensation Committee intended to continue its strategy in 2010 of compensating our named executive officers and other key employees at or slightly above market median competitive levels (taking into account our increased revenue expected to result from our Terex mining division acquisition), together with providing them with the opportunity to earn above-market median pay if we meet or exceed our specified financial performance targets and our stock price appreciates over time. Further, in consideration of our executive compensation philosophy and core principles, our Compensation Committee believed that our executives’ total compensation package in 2010 should continue to consist of base salary, annual cash bonuses, long-term equity-based incentive compensation and certain other benefits. In the past, we provided our executives with very few perquisites and, in 2008, we discontinued virtually all United States-based perquisites, including those for our named executive officers, and adjusted base salaries accordingly. In February 2010, our Compensation Committee discontinued the last of our named executive officers’ perquisites for Messrs. Sullivan and Mackus – their Company-paid annual physical medical examinations. As part of its analysis of competitive compensation data, our Compensation Committee considered the allocation of compensation among individual elements offered by the companies in our applicable peer group, as well as total direct compensation, but did not have a set formula for allocating the elements of compensation for our named executive officers other than comparing such elements to the relative level of those of similarly-situated executives at our 2010 peer group and/or 2010 survey data. To maintain our compensation at competitive levels and provide above-market-median pay if we meet or exceed our specified financial performance targets and our stock price appreciates over time, our Compensation Committee has structured our total executive compensation to ensure that, due to the cyclical nature of our business, there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term stockholder appreciation.

Our Compensation Committee also considered the internal differences between the total compensation of our president and chief executive officer and our other named executive officers. Our Compensation Committee believes that by following our philosophy of paying at market median (taking into account our increased revenue expected to result from our Terex mining division acquisition), and using an external compensation consultant to benchmark the market median, as well as assigning a higher percentage of pay at risk based on higher levels of responsibility, accountability and direct influence on our Company’s performance, the differences between the compensation of our president and chief executive officer and our other named executive officers is appropriate, given such differences are consistent with market practice and our core executive compensation principles.

Based on the analysis by our compensation consultant, our Compensation Committee targeted the total direct compensation paid to our named executive officers to generally fall at or slightly above the market median of similarly situated executives at similar revenue-sized companies comprising our applicable peer group and as reflected in other applicable survey data (taking into account our increased revenue expected to result from our

Terex mining division acquisition), with the opportunity to earn total direct compensation in excess of such market median if we exceed our targeted financial performance goals and our stock price appreciates over time. Individual variances from market median were based on experience, performance and relative impact to our Company of each executive. Our Compensation Committee believed that this total direct compensation range was reasonable in its totality and would better enable us to recruit, retain and motivate highly qualified and industry-experienced executives who would be able to help us continue to achieve our financial performance goals and growth objectives in our highly competitive and cyclical industry.

In establishing competitive compensation for our executives for 2009, our Compensation Committee considered their initiatives over the prior two years to bring our executives to a compensation level which reflected the then current market median, given the rapid increase in revenue size of our Company, the virtual elimination of perquisites for our executives in 2008, and the outstanding financial performance of our Company in 2008 relative to our 2009 peer group. Our Compensation Committee noted that during 2008, Mr. Sullivan and our executive management team led our Company to another year of record growth and received accolades from independent observers. Public recognition of our Company included IndustryWeek magazine recognition of our Company as among the top 50 best public manufacturing companies (May 2008), Fortune magazine listing our Company as fourth in its list of the 100 fastest growing companies (September 2008), and Robert W. Baird & Co.’s announcement of our Company as the winner of its Management Excellence Award (October 2008).

In establishing target total direct compensation levels for our executives for 2010, our Compensation Committee considered the advice of its compensation consultant and comparisons to our 2010 peer group and/or 2010 survey data and other market data, including particularly taking into account our increased revenue expected to result from our Terex mining division acquisition.

Our Compensation Committee did not conduct in either year a quantitative analysis of the competitiveness of the elements of compensation we offer to our named executive officers other than the elements included in total direct compensation. We offer benefits, described below, that our Compensation Committee believes are similar to the benefits offered by most companies of similar size in our industry and/or applicable peer group.

Elements of Compensation

Base Salary

General

Our Compensation Committee reviews the base salaries of our named executive officers and other key employees annually. When making adjustments to our named executive officers’ and other key employees’ base salaries, our Compensation Committee generally considers the analysis by our compensation consultant regarding market medians and market trends for similarly-situated executives at our then selected applicable peer group of companies and other applicable market survey data, as well as our prior year’s financial performance. In individual cases where appropriate, our Compensation Committee also considers non-financial performance measures over which such individual has significant influence, such as increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. For named executive officers (other than our president and chief executive officer) and other key employees, our Compensation Committee also considers the recommendations of our president and chief executive officer.

2009 Process

For 2009, based on the analysis by its compensation consultant and the advice of our president and chief executive officer (for all executives other than himself), our Compensation Committee increased the base salaries of Messrs. Mackus, Tate, Krueger, de Leon and Bosbous by 5.0%, 17.0%, 10.6%, 14.4% and 16.5%, respectively, effective April 1, 2009. Towers Perrin provided recommended salary ranges and, following our president and chief executive officer’s review and recommendation (other than with respect to himself), our Compensation Committee approved these increases to reinforce our continued efforts to bring our executives to a market median level of compensation, improve the market competitiveness of the existing base salaries in relation to our 2009 peer group of companies and other applicable market survey data, as well as reflect the financial results of our Company in 2008. Our Compensation Committee and then our Board approved for Mr. Sullivan a 2009 base salary increase of approximately 10.0%, consistent with the same approach used for our other named executive officers.

2010 Process

The same base salary evaluation process for our named executive officers was followed in 2010 as was followed in the prior year. Towers Watson provided recommended salary ranges and, following our president and chief executive officer’s review and recommendation (other than with respect to himself), our Compensation Committee increased the base salaries of Messrs. Mackus, Tate, de Leon and Bosbous by 9.2%, 3.5%, 3.5%, and 7.0%, respectively, effective as of April 1, 2010. Our Compensation Committee approved these increases given its desire to bring our executives’ base salaries up to or slightly above the 75th percentile of base salary amounts paid to similarly situated executives at companies in our 2010 peer group of companies and/or 2010 survey data since our Compensation Committee believed, based on advice from Towers Watson, that such targeted levels will approximate the market median level of base salary amounts payable to similarly situated executives at companies in our 2010 peer group and/or 2010 survey data having approximately $3.5 and $4.0 billion of annual revenue (representing our approximate revenue range taking into account our Terex mining division acquisition). Our Compensation Committee and then our Board approved for Mr. Sullivan a 2010 base salary increase of 6.0% effective as of April 1, 2010, consistent with the same approach used for our other named executive officers.

Annual Cash Bonuses

General

Our Omnibus Incentive Plan provides for the award of annual cash bonuses to our named executive officers, as well as to other key members of our management. As authorized by our Omnibus Incentive Plan, our Compensation Committee annually adopts a management incentive bonus plan for the upcoming year.

The intent of our annual management incentive bonus plan is to reinforce our corporate goals, promote our achievement of certain important financial performance targets and reward the performance of individual officers in fulfilling their leadership and personal responsibilities. Consistent with our executive compensation philosophy and core principles, annual cash bonus payments to our named executive officers and other key employees are directly linked to, and are contingent upon, our achievement of specific annual financial performance targets. Specific annual performance targets may be based on our consolidated net earnings before interest, taxes, depreciation, amortization, stock compensation expense and gain/loss on disposal of fixed assets (“Adjusted EBITDA”), return on total tangible assets (calculated as our consolidated annual net earnings divided by our average total tangible assets for such year) (“ROA”), earnings per share, stock price or similar criteria. Each performance target may also have a threshold, target and maximum payout level. Because of the relative importance of our annual cash bonus amounts to our executives’ total compensation and its direct link to the achievement of our specific financial performance targets, our Compensation Committee believes that these annual cash bonuses are a very important part of our executive compensation program and a key element to attracting, retaining and motivating our management team.

In addition to setting the specific financial performance targets upon which our executives’ cash bonuses are based, our Compensation Committee initially sets each named executive officer’s respective target bonus amount as a percentage of his then current base salary. In determining the target bonus percentage amount for each executive, our Compensation Committee considers the executive’s base salary and determines what target bonus percentage amount is required to keep the executive’s annual total targeted cash compensation at approximately the market median. In addition, our Compensation Committee considers the impact each executive can have on meeting our stated financial performance targets, his or her relative position in our organization as it may reflect internal equity, his or her previous performance and the amount of cash bonuses paid by our applicable peer group companies and/or reflected by relevant market survey data to similarly-situated executives.

Our Compensation Committee sets target bonuses at a level such that, in years of strong financial performance, our named executive officers may earn cash bonuses that would be considered above-market median as compared to our applicable peer group and/or relevant market survey data. At the same time, our annual cash bonus program places a significant portion of our executives’ total compensation “at risk”, with a payout range from 0% to 200% of their target bonus.

A cash bonus payment of 50% of the targeted bonus award relating to our Company’s financial performance objectives is to be paid if we reach each of our threshold financial goals. A cash bonus payment of 100% of the targeted bonus award relating to our Company’s financial performance objectives is paid if we achieve each of the target financial goals. A cash bonus of 200% of the targeted bonus award relating to our Company’s financial performance objectives is paid if we achieve each of the maximum financial goals. A pro-rata cash bonus payment is paid if our performance is between the target and maximum financial goals; however, there is no proration for performance between the minimum and target financial goals. No cash bonus payments relating to our Company’s financial performance objectives are made if our financial performance is below the threshold financial goals. Any applicable business segment, group or regional performance objectives are based on a weighted combination of the business segment, group or region’s relative achievement of approved financial targets that support our corporate Adjusted EBITDA and ROA targets.

Partial incentive awards may be made at the discretion of our Board if certain financial results are achieved. For participants other than officers of our Company, incentive bonus payments may be adjusted (increased or decreased) at the discretion of our president and chief executive officer based upon individual contributions to our Company’s performance objectives. For officers of our Company, in compliance with Internal Revenue Code Section 162(m), all performance objectives are solely objective and only downward adjustments to our level of achievement of our financial targets and/or the amount of the incentive bonus payments may be made at the discretion of our Compensation Committee. Bonus amounts otherwise payable to our named executive officers based on the achievement of our financial performance goals are subject to being reduced by our Compensation Committee by up to 20% based on its discretionary assessment of the realization by them individually, and/or their directly reporting subordinate employees (other than those reporting to our chief executive officer), of their respective personal performance goals and objectives for the year. Our Compensation Committee believes that measuring the personal performance of the directly reporting subordinates to our named executive officers (other than those reporting to our chief executive officer) helps to ensure goal alignment and that our named executive officers are held accountable for the performance of their directly reporting subordinates.

2009 Process

Messrs. Sullivan and Mackus had the opportunity to earn cash bonuses for 2009 based 100% on the achievement of our Company’s financial performance objectives, Messrs. Tate, Krueger and de Leon had the opportunity to earn cash bonuses for 2009 based 60% on the achievement of our Company’s financial performance objectives and 40% on the achievement of applicable business segment objectives that directly supported our corporate objectives, and Mr. Bosbous had the opportunity to earn cash bonuses for 2009 based 80% on the achievement of our Company’s financial performance objectives and 20% on the achievement of his individual goals, subject to potential discretionary reduction by our Compensation Committee as described above. In certain cases, our Compensation Committee determined to reduce the formulaically determined bonus amounts otherwise payable to our named executive officers based on a review of the performance of their respective directly reporting subordinates.

For 2009, the target bonus percentage amount for each of Messrs. Sullivan, Mackus, Tate, Krueger, de Leon and Bosbous was 100%, 60%, 60%, 60%, 60% and 40% of his respective 2009 base salary, which equated to a 2009 targeted bonus amount of $958,000, $261,000, $315,000, $297,000, $297,000 and $94,000, respectively.

Our Company’s financial performance objectives for 2009 were based on a 75% and 25% weighted combination of our relative achievement against our Adjusted EBITDA and ROA targets, respectively. For 2009, the threshold, target and maximum goals for our Adjusted EBITDA were $438.2 million, $486.9 million and $547.7 million, respectively, and the threshold, target and maximum goals for our ROA were 12.7%, 14.1% and 15.9%, respectively. Our Compensation Committee established these targets based on our 2009 operating plan as approved by our Board. The threshold goals were determined based on 90% of the target amounts and the maximum goals were determined based on 112.5% of the target amounts.

For 2009, our actual Adjusted EBITDA was $552.2 million (113.4% of target) and our actual ROA was 15.6% (110.6% of target), resulting in awards that approximate 196% of targeted bonuses. Actual 2009 bonus amounts paid to our named executive officers are set forth in the Summary Compensation Table below. Our Compensation Committee determined our relative achievement of these 2009 financial goals based on our Company’s actual financial results for 2009 as reflected in our audited financial statements. In certain cases, our Compensation Committee determined to reduce the formulaically determined bonus amounts otherwise payable to our named executive officers based on a review of the performance of their respective directly reporting subordinates.

2010 Process

For 2010, Messrs. Sullivan and Mackus may earn cash bonuses based 100% on the achievement of our Company’s 2010 financial performance objectives, Messrs. Tate and de Leon may earn cash bonuses based 60% on the achievement of our Company’s performance objectives and 40% on the achievement of applicable business segment objectives that directly support our corporate objectives, and Mr. Bosbous may earn cash bonuses based 80% on the achievement of our Company’s financial performance objectives and 20% on the achievement of his individual goals, subject to potential discretionary reduction by our Compensation Committee as described above.

For 2010, our Company’s performance objectives are again based on the same 75% / 25% weighted combination of achievement against our 2010 Adjusted EBITDA and ROA targets, as established in 2009.

For 2010, and without taking into account the impact of our Terex mining division acquisition, the threshold, target and maximum goals for our Adjusted EBITDA are $500.6 million, $556.2 million and $625.7 million, respectively, and the threshold, target and maximum goals for our ROA are 12.9%, 14.3% and 16.1%, respectively. Our Compensation Committee established these financial performance targets based on our 2010 operating budget as approved by our Board, without taking into account the impact of our Terex mining division acquisition. These goals will not be revised to reflect the expected impact of our Terex mining division acquisition on our 2010 operating budget and the measurement of performance against these goals for 2010 will exclude the financial results of the Terex mining division. These targets were established solely for the purpose of qualifying our named executive officers and other key employees for 2010 annual bonus payments under our annual bonus plan and should not be considered as earnings guidance or management’s expectations or estimates of our future results or performance. The threshold goals were again determined based on 90% of the target amounts and the maximum goals were determined based on 112.5% of the target amounts.

For 2010, the target bonus percentage amount for each of Messrs. Sullivan, Mackus, Tate, de Leon and Bosbous remained the same relative percentage as it was for 2009, but applied to his respective 2010 base salary, equates to a targeted bonus amount of $1,015,480, $285,012, $326,025, $307,395 and $100,580, respectively.

Long-Term Equity-Based Incentive Compensation

General

We believe that long-term, equity-based incentives are an important factor in aligning our executives’ interests with stockholders. Our Omnibus Incentive Plan serves as our vehicle to provide long-term equity-based incentive compensation to our named executive officers and other key employees.

In furtherance of our executive compensation philosophy and core principles, it is our Compensation Committee’s policy to base the targeted amount of long-term equity-based incentive compensation to our named executive officers as a specified percentage of each of our executives’ annual base salary. Our Compensation Committee determines such percentage based upon evaluation of the market-median percentages targeted for similarly-situated executives at our then applicable peer group and/or as reflected by other applicable market survey data, as well as an assessment of internal equity, as discussed in greater detail below.

Our Omnibus Incentive Plan provides for the grant of performance and time vesting restricted stock, stock options, SARs and other equity-based awards. Our Compensation Committee determines the relative mix of the equity-based awards by targeting the competitive levels of such awards as measured against similarly situated executives at our then applicable peer group. In general, consistent with the advice of our compensation consultant concerning market practice, our annual long-term equity grants have historically been allocated 70% to time vested and stock-settled SARs and 30% to restricted stock, in order to focus recipients on our future sustained long-term stock price appreciation.

Our Compensation Committee generally awards SAR grants subject to vesting incrementally at the rate of 10% at the end of the first calendar year of grant (inclusive of the year of grant), 15% at the end of the second calendar year, 25% at the end of the third calendar year and 50% at the end of the fourth calendar year. In prior years through 2009, we generally awarded restricted stock grants subject to cliff vesting in their entirety at the end of the fourth calendar year from the grant date (inclusive of the year of grant).

Our Compensation Committee has not granted any stock options to our named executive officers since 2001. Generally, our Compensation Committee intends to follow a practice of granting SARs, restricted shares and any other equity-based awards to our executives once each year at our Compensation Committee’s regular February meeting (but with an effective grant date as of the close of business on the third business day after the public release of our prior year’s earnings results). Our Compensation Committee may not “reprice” stock options or SARs previously granted and may not “back-date” stock option or SAR grants.

Under our Omnibus Incentive Plan, our president and chief executive officer (who is also a Board member), acting as a single-member committee of our Board, has limited delegated authority to grant equity-based awards to specified employees, none of whom is a named executive officer.

2009 Process

In February 2009, our Compensation Committee awarded 284,600, 56,000, 70,750, 68,050, 65,850 and 11,350 stock-settled SARs, respectively, and 70,050, 13,800, 17,400, 16,750, 16,200 and 2,800 restricted shares, respectively, to each of Messrs. Sullivan, Mackus, Tate, Krueger, de Leon and Bosbous. The targeted grant value of these aggregate equity awards equated to 290%, 120%, 140%, 135%, 135% and 50% of the 2009 base salary amounts of Messrs. Sullivan, Mackus, Tate, Krueger, de Leon and Bosbous, respectively.

2010 Process

Our Compensation Committee determined that the targeted dollar-denominated value of our equity awards for 2010 should continue to reflect a mix of 70% SARs and 30% restricted shares, as was the case in 2009. As described above, based on the recommendations of its compensation consultant, in order to further align our annual restricted stock grants with our financial performance goals and to also allow such restricted stock grants to our senior executives to be tax deductible for us under Internal Revenue Code Section 162(m), our Compensation Committee added a financial performance vesting and forfeiture criteria to the time vesting requirements of our 2010 restricted stock grants. Specifically, for our 2010 restricted stock grants, in addition to cliff vesting upon continued employment through December 31, 2013, we also must meet an ROE target of 5.0% for 2010 or else the 2010 restricted stock grants will be forfeited. Our Compensation Committee determined the 2010 ROE target based on our 2010 operating budget and other factors. ROE is to be measured for this purpose based on our consolidated net earnings for 2010 divided by our average stockholders’ equity, excluding the effects of accumulated other comprehensive income (loss) (i.e., foreign currency translation adjustments, change in pension and postretirement unrecognized costs and derivative fair value changes). This target was established solely for the purpose of initially qualifying our named executive officers and other key employees to realize the potential benefits of their 2010 restricted stock grants (subject to satisfying the time vesting requirement as well) and should not be considered as earnings guidance or management’s expectations or estimates of our future results or performance.

In February 2010, our Compensation Committee awarded 65,700, 13,900, 17,400, 15,800 and 2,800 stock-settled SARs and 17,500, 3,700, 4,650, 4,200 and 750 restricted shares to each of Messrs. Sullivan, Mackus, Tate, de Leon and Bosbous, respectively. The targeted grant date value of these 2010 aggregate equity awards equated to the same relative percentage of base salary set forth above for 2009, but applied to the 2010 base salary amounts of Messrs. Sullivan, Tate, de Leon and Bosbous, respectively. Mr. Mackus’ targeted grant date value of his 2010 aggregate equity awards was increased to 135% of his 2010 base salary in order to provide a more competitive long-term incentive award to Mr. Mackus compared to similarly situated chief financial officers at companies in our 2010 peer group and 2010 survey data, taking into account our increased revenue and complexity resulting from our Terex mining division acquisition.

In granting these levels of long-term incentive equity awards in 2010, as compared to the level of long-term incentive equity awards granted in 2009, our Compensation Committee considered each of our named executive officers’ total targeted cash compensation and determined what amount of equity-based compensation was advisable to keep each executive’s total targeted direct compensation at a competitive level. Specifically, our Compensation Committee calibrated the grant date values of our annual long-term equity incentive awards to each recipient’s market median level determined as a percentage of his annual salary, based on our compensation consultant’s analysis of similarly situated executives at our then applicable peer group (taking into account for our 2010 grants our increased revenue expected to result from our Terex mining division acquisition), as well as compared to the 2010 survey data.

Other Benefits

As part of our competitive compensation program, we maintain certain other plans and arrangements that provide or may provide compensation and benefits to our named executive officers and other key employees. These plans and arrangements are principally our pension plan, supplemental executive retirement plan, 401(k) plan, executive deferred compensation plan and certain severance and change in control arrangements. Our named executive officers also participate in our welfare benefit plans, which provide health, life, dental, vision and disability insurance benefits to our executives, on the same basis as our other salaried employees.

Pension Plan

We maintain a cash balance formula defined benefit pension plan for all of our salaried employees, including our named executive officers. Compensation covered by our pension plan includes the salary and bonus amounts reported in the Summary Compensation Table below, but is limited by the Internal Revenue Service (“IRS”) to $245,000 for each of 2009 and 2010. Bonuses earned in a prior year but paid in the current year are considered to be compensation for the current year for purposes of our pension plan. Upon termination of employment, the employee may receive benefits in the form of a lump-sum equal to the value of his cash balance account or a monthly annuity equal to the actuarial equivalent of his cash balance account.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (“SERP”) provides an allocation to our senior management, including our named executive officers, equal to the amount that cannot be allocated to such employees under our cash balance pension plan due to the IRS imposed annual compensation limits described above. Benefits under our SERP are paid under our SERP upon the participating employee’s separation from service in a lump sum or in five or 10 annual installments, as the participant elects.

401(k) Plan

We maintain a 401(k) plan for substantially all of our United States salaried employees, including our named executive officers. Pursuant to our 401(k) plan, we match 50% of the first 6% of compensation contributed by our participants up to the IRS imposed limits.

Deferred Compensation Plan

Our Executive Deferred Compensation Plan permits our named executive officers and other senior members of management to elect to defer, on a pre-tax basis, their base salary and bonus into our Executive Deferred Compensation Plan and provides for a matching contribution from our Company equal to 50% of the total amount deferred, capped at 3% of the participating employee’s compensation in excess of the IRS imposed annual compensation limits described above. Benefits under our Executive Deferred Compensation Plan are to be paid upon the participating employee’s separation from service in a lump sum or in five or 10 annual installments, as the participant elects.

Perquisites

Following discussion with our compensation consultant, our management recommended, and our Compensation Committee approved, the discontinuation of virtually all United States-based perquisites (Company automobiles, automobile allowances and club memberships) during 2008 in favor of an increased focus on our providing more competitive levels of base salary and at-risk pay. Prior to 2010, at the request of our Board, we paid for annual physicals for Messrs. Sullivan and Mackus; however, in February 2010, our Compensation Committee discontinued this perquisite as well because Messrs. Sullivan and Mackus already have preventative care coverage under their Company-sponsored health plan that is also generally available to our other non-union employees.

Severance and Change in Control Arrangements

Our Compensation Committee believes that, to provide a competitive compensation program that will enable us to attract and retain talented management employees, we must provide some protections in the event of a termination of employment. We also provide severance benefits to obtain from our named executive officers an agreement to provisions designed to protect our interests, including confidentiality, non-solicitation and non-competition provisions. We have entered into employment agreements with Messrs. Sullivan and Mackus and a letter agreement with Mr. Tate. Under these arrangements, Messrs. Sullivan, Mackus and Tate are entitled to severance benefits if their respective employment is terminated prior to a change in control of our Company for any reason other than for “cause.” Our Compensation Committee has selected the triggering events under these arrangements to afford our named executive officers some protection in the event of a termination of their employment that might occur in the future. Our Compensation Committee believes these types of protections are a necessary part of a competitive compensation program and better enable our named executive officers to focus their efforts on behalf of our Company. In addition, upon the mutually agreed upon employment termination of Mr. Krueger in August 2009, we entered into a severance agreement with Mr. Krueger. We summarize these arrangements in greater detail below.

To offer a competitive compensation program and to guard against the potential distraction and loss of key personnel that may occur in connection with a change in control of our Company, we have also entered into key executive employment and severance agreements (“KEESAs”) with Messrs. Sullivan, Mackus, de Leon and Bosbous, which become effective only upon a “change in control” of our Company, as defined in the KEESAs. The KEESAs provide for benefits in the event of a termination of employment following a change in control of our Company. We summarize the KEESAs in greater detail below. We have agreed to treat the events we describe in this section as triggering events under the KEESAs because such events would represent significant changes in the ownership of our Company and could signal potential uncertainty regarding the job security of our named executive officers. Our Compensation Committee set the levels of benefits and employment terms under the KEESAs based on its belief that these benefits and terms will provide appropriate levels of protection for our named executive officers to assist in retaining them and in enabling them to focus their efforts on behalf of our Company without undue concern about the loss of their employment following a change in control.

Executive Stock Ownership Guidelines

In order to encourage the acquisition and retention of our common stock by our named executive officers to further align their economic interests with those of our stockholders and to focus our executives on the long-term sustained appreciation of our common stock, our Compensation Committee and our Board have adopted tiered guidelines requiring our current named executive officers to own a specified amount of our common stock equal to a specified multiple of their annual base salary within a four-year time period as follows:

Officer designation	Tier 1 chief executive officer	Tier 2 executive vice president, chief operating officer, chief financial officer	Tier 3 all other executive officers
Stock ownership as a multiple of applicable base salary	four	three	one

For purposes of this calculation, the right to receive our common stock through a Company-sponsored deferred compensation plan may be counted toward the applicable ownership requirement and the value of such stock shall be determined as of its award or acquisition date. As of December 31, 2009, all of our named executive officers had fully met their stock ownership requirements.

Our Compensation Committee and our Board have adopted a policy prohibiting our directors and named executive officers from pledging our common stock as collateral security for personal loans or other obligations.

Impact of Tax, Accounting and Dilution Considerations

Section 162(m) of the Internal Revenue Code limits the tax deduction that we can take for compensation we pay to our chief executive officer and our three other highest paid officers, other than our chief financial officer, to $1 million per year per individual. However, certain performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1 million limit. In choosing forms of compensation, our Compensation Committee considers the potential impact of Section 162(m), but reserves the right to grant compensation that does not qualify as performance-based compensation, if it believes that the interests of our stockholders are better served by granting compensation that may not qualify as performance-based compensation.

The annual bonus awards which have been granted to our named executive officers under our Omnibus Incentive Plan are considered performance-based compensation and so have not been, and will not be, included in the $1 million limit for the year in which the bonuses are paid.

The SARs which have been granted to our named executive officers are considered performance-based compensation and so have not been, and will not be, included in the $1 million limit in the year of exercise. Restricted shares which have been granted to our named executive officers in 2009 and prior years are not considered performance-based compensation and so will be included in the $1 million limit in the year such stock vests; however, because of the addition of a financial performance vesting and forfeiture criteria to our 2010 restricted stock grants, our 2010 restricted stock grants will be tax deductible under Section 162(m) in the year such restricted stock time vests after first having satisfied the 2010 ROE financial performance vesting and forfeiture criteria.

Our Compensation Committee also considers the impact of other tax provisions, such as Internal Revenue Code Section 409A’s rules regarding deferred compensation, and attempts to structure compensation in a tax-efficient manner both for the named executive officers and for our Company. Additionally, in February 2010, our Compensation Committee approved amendments to our executives’ KEESAs, as described below under “Potential Payments Upon Termination or Change in Control,” that eliminate the so-called “tax gross up” provisions in such KEESAs so that we will no longer make our named executive officers “whole” if certain punitive excise taxes are imposed on payments to them under these arrangements.

In adopting various executive compensation plans and packages and in making certain of its executive compensation decisions, particularly with respect to its grant of long-term equity-based incentive awards, our Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact to our stockholders. In particular, in considering its 2009 and 2010 long-term incentive equity grants, our Compensation Committee noted that our equity grant “burn rate” was less than 2% in each year and less than applicable comparative standards published by RiskMetrics Group.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information regarding compensation earned by, paid or awarded to our named executive officers during the years indicated. All of these named executive officers are currently serving our Company in the position set forth below, except for Mr. Krueger whose employment with our Company was mutually terminated on August 3, 2009.

The following table sets forth for our named executive officers during each stated year: (i) the dollar amount of base salary earned; (ii) the grant date fair value of all equity-based awards granted; (iii) the dollar amount of non-equity incentive plan compensation (i.e., cash bonuses) earned under our management incentive bonus plan; (iv) the change in pension value and non-qualified deferred compensation earnings; (v) all other compensation; and (vi) the dollar value of total compensation.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non- Qualified Deferred Compensation (4)	All Other Compensation (5)	Total
Timothy W. Sullivan President & Chief Executive Officer	2009	$936,250	—	$947,076	$2,100,348	$1,860,405	$270,951	$87,300	$6,202,330
	2008	$843,250	—	$666,801	$1,493,422	$1,724,361	$189,563	$81,539	$4,998,936
	2007	$714,876	—	$387,872	$799,344	$1,520,000	$139,700	$66,951	$3,628,743

Craig R. Mackus Chief Financial Officer & Secretary	2009	$429,796	—	$186,576	$413,280	$509,403	$113,826	$31,834	$1,684,715
	2008	$391,719	—	$139,563	$309,729	$492,648	$70,442	$14,288	$1,418,389
	2007	$311,953	—	$114,080	$235,704	$324,321	$43,332	$12,019	$1,041,409

William S. Tate Executive Vice President (6)	2009	$505,877	—	$235,248	$522,135	$569,277	$39,977	$35,781	$1,908,295
	2008	$432,634	—	$165,408	$369,754	$530,339	$31,686	$30,865	$1,560,686
	2007	$287,030	—	$136,740	$295,416	$308,007	$4,475	$11,011	$1,042,679

Kenneth W. Krueger Former Chief Operating Officer, Surface (7)	2009	$483,101	—	$226,460	$502,209	$572,378	$36,575	$34,735	$1,855,458
	2008	$431,555	—	$165,408	$367,353	$510,666	$27,885	$31,674	$1,534,541
	2007	$368,005	—	$136,896	$279,258	$460,806	$21,267	$28,948	$1,295,180

Luis de Leon Chief Operating Officer (6) (8)	2009	$479,447	—	$219,024	$485,973	$572,001	$28,754	$30,593	$1,815,792
	2008	$413,242	—	$149,901	$338,541	$508,384	$21,236	$54,572	$1,485,876
	2007	$235,887	—	$136,740	$295,416	$283,680	$3,188	$120,073	$1,074,984

John F. Bosbous Treasurer	2009	$226,691	—	$37,856	$83,763	$182,948	$49,161	$9,461	$589,880

(1)	Reflects grant date fair value of the restricted stock awarded as determined using the closing sale price of our common stock on such date. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.
(2)	Reflects grant date fair value of the SARs awarded as determined using the Black-Scholes pricing model. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.
(3)	Reflects cash bonuses earned in connection with our achievement of specific performance targets under our 2009 management incentive bonus plan as described above in the CD&A.
(4)	Reflects the change in present value of pension benefits.

(5)	All Other Compensation consists of the following:

Name	Year	Personal Use Auto	Excess Life Insurance	Company Matching Contributions	Relocation	Other	Total
Timothy W. Sullivan	2009	—	$7,482	$79,818	—	—	$87,300
	2008	$4,243	$6,398	$70,898	—	—	$81,539
	2007	$8,072	$1,932	$56,947	—	—	$66,951

Craig R. Mackus	2009	—	$4,161	$27,673	—	—	$31,834
	2008	$1,332	$2,252	$10,540	—	$164	$14,288
	2007	$3,104	$2,165	$6,750	—	—	$12,019

William S. Tate	2009	—	$4,506	$31,086	—	$189	$35,781
	2008	$1,225	$2,329	$26,839	—	$472	$30,865
	2007	$6,327	$1,053	$3,631	—	—	$11,011

Kenneth W. Krueger	2009	—	$2,516	$32,219	—	—	$34,735
	2008	$2,733	$1,991	$26,771	—	$179	$31,674
	2007	$6,491	$1,633	$20,359	—	$465	$28,948

Luis de Leon	2009	—	$958	$29,635	—	—	$30,593
	2008	$1,266	$671	$45,678	$2,130	$4,827	$54,572
	2007	$6,984	$294	$3,546	$109,249	—	$120,073

John F. Bosbous	2009	—	$2,111	$7,350	—	—	$9,461

(6)	The 2007 salary and non-equity incentive plan compensation amounts for Messrs. Tate and de Leon are for the period of May 4, 2007 (the date we acquired DBT) through December 31, 2007.
(7)	Mr. Krueger’s employment was mutually terminated on August 3, 2009, but his salary was paid through December 31, 2009 and he also remained eligible for an annual cash bonus. See “Severance Agreement” below for additional details regarding Mr. Krueger’s severance arrangement.
(8)	A portion of Mr. de Leon’s salary and relocation for 2007 was paid in euros and was converted into United States dollars using the average exchange rate of 1.3577.

Employment Agreements

Mr. Sullivan serves under an employment agreement that he entered into with us in 2004, which originally provided for a base salary of not less than $500,000, subject to increase at the discretion of our Board and for additional incentive based compensation (Mr. Sullivan’s base salary at the end of 2009 was $958,000). Mr. Mackus also serves under an employment agreement that he entered into with us in 1997, which originally provided for a base salary of not less than $130,380, subject to merit increases (Mr. Mackus’ base salary at the end of 2009 was $435,000). Pursuant to the terms of their respective employment letter agreements, Messrs. Tate’s and de Leon’s compensation generally consists of (i) annual base salaries of $525,000 and $495,000 in 2009, respectively; (ii) eligibility to participate in our annual management incentive bonus plan, long-term incentive plan, supplemental executive retirement plan and deferred compensation plan; and (iii) certain other compensation and benefits generally available to all salaried employees of our Company.

Severance Agreement

On August 3, 2009, we announced that the employment of Mr. Krueger had been terminated by mutual agreement. Thereafter, on September 3, 2009, we entered into a severance agreement with Mr. Krueger pursuant to which he remained on our active payroll through December 31, 2009 at the compensation and benefit levels he was receiving prior to his employment termination. Mr. Krueger remained eligible for an annual cash bonus to the extent any such bonus was to be paid in February 2010 based on our full year 2009 actual results. Accordingly, Mr. Krueger received a cash bonus of $572,378 under our management incentive bonus plan for 2009.

On December 31, 2009, Mr. Krueger’s “premium” restricted shares included in his 2006 restricted stock grant became fully vested without regard to whether the performance criteria for such shares had been met (although the performance criteria were otherwise satisfied) and (ii) any of Mr. Krueger’s SARs that would otherwise have vested on such date vested accordingly. Any of Mr. Krueger’s SARs or restricted shares that were unvested as of December 31, 2009 were forfeited. The value of the vesting of Mr. Krueger’s “premium” restricted stock, based on the December 31, 2009 closing price of our common stock, was $1,133,037, which includes the shares that were partially vested in previous years and were reported as vested in previous year’s proxy statements.

Commencing on January 1, 2010, we will pay Mr. Krueger 14 months of severance at his current monthly base salary level in the form of salary continuation for a total of $577,500. During this 14-month severance period, Mr. Krueger will be eligible to continue his coverage under our health, dental and vision insurance plans unless he comes eligible for similar insurance coverage from other sources during the severance period. After the end of such 14-month period, Mr. Krueger will be entitled to continued coverage under COBRA. We will pay to Mr. Krueger his SERP and deferred compensation entitlements on or about July 31, 2010, the values of which we expect to be approximately $82,000 and $164,000, respectively. Additionally, we will provide Mr. Krueger with reasonable executive outplacement services at our cost through December 31, 2011. Pursuant to his severance agreement, Mr. Krueger’s KEESA with us terminated, and any change of control of our Company (as defined in his KEESA) that may occur after the date of his severance agreement will not trigger any of the otherwise applicable provisions or benefits under his KEESA.

In consideration of the benefits under his severance agreement, Mr. Krueger has agreed that until February 28, 2012 he will not assist or work in any capacity, either directly or indirectly, for our designated major competitor or any subsidiary or affiliate thereof anywhere in the world where such designated major competitor and we do business. Mr. Krueger has also signed a release of any claims that he may have had against us.

Grants of Plan-Based Awards

As previously described in the CD&A, grants of cash and equity-based incentive awards may be made to our named executive officers, as well as to other key employees, under our Omnibus Incentive Plan. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in 2009. This information is not additive to the grant date fair value data for stock awards included in the Summary Compensation Table. We did not grant any stock options to our named executive officers or any other employees in 2009.

Name	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options (2)	Exercise or Base Price of SAR Awards	Grant Date Fair Value of Stock and SAR Awards
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(1)
Timothy W. Sullivan
Cash incentive		$507,740	$1,015,480	$2,030,960	—	—	—
Restricted shares	2/24/09							70,050			$947,076
SARs	2/24/09								284,600	$13.52	$2,100,348

Craig R. Mackus
Cash incentive		$142,506	$285,012	$570,024	—	—	—
Restricted shares	2/24/09							13,800			$186,576
SARs	2/24/09								56,000	$13.52	$413,280

William S. Tate
Cash incentive		$163,013	$326,025	$652,050	—	—	—
Restricted shares	2/24/09							17,400			$235,248
SARs	2/24/09								70,750	$13.52	$522,135

Kenneth W. Krueger
Cash incentive		—	—	—	—	—	—
Restricted shares	2/24/09							16,750			$226,460
SARs	2/24/09								68,050	$13.52	$502,209

Luis de Leon
Cash incentive		$153,698	$307,395	$614,790	—	—	—
Restricted shares	2/24/09							16,200			$219,024
SARs	2/24/09								65,850	$13.52	$485,973

John F. Bosbous
Cash incentive		$50,290	$100,580	$201,160	—	—	—
Restricted shares	2/24/09							2,800			$37,856
SARs	2/24/09								11,350	$13.52	$83,763

(1)	Reflects the number of restricted shares awarded on February 24, 2009.
(2)	Reflects the number of SARs awarded on February 24, 2009.

The grant date fair value of the SARs awarded to our named executive officers on February 24, 2009 was $7.38 per SAR as determined using the Black-Scholes pricing model. The assumptions used in this model were as follows:

•	$13.52 market price of our common stock as of February 24, 2009.

•	Expected life of the SARs of 6.5 years.

•	Risk-free interest rate of 2.82%.

•	Volatility of our common stock of 58%.

•	Common stock dividend yield of 0.7%.

The SARs awarded on February 24, 2009 expire on February 24, 2019 and have an incremental vesting schedule of 10%, 15%, 25% and 50%, respectively, on each of December 31, 2009, 2010, 2011 and 2012, provided such executive is still employed by us on each such date.

The restricted shares awarded to our named executive officers on February 24, 2009 were valued based on a grant price of $13.52, which was the closing sale price of our common stock on such date. The restricted shares cliff vest on December 31, 2012, provided such executive is employed with us on that date.

Outstanding Equity Awards at Year-End

The following table sets forth information on outstanding SAR and restricted share awards held by our named executive officers as of December 31, 2009, including the number of shares underlying both exercisable and unexercisable portions of each SAR, as well as the exercise or base price and expiration date of each outstanding SAR. This information is not additive to the stock awards disclosure included in the Summary Compensation Table.

		Option and SAR Awards					Stock Award
Name		No. of Securities Underlying Unexercised Options/SARs (# Exercisable)	No. of Securities Underlying Unexercised Options/ SARs (#Unexercisable)		Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Timothy W. Sullivan
Restricted shares	- 2009 grant	—	—		—	—	70,050	(2)	$3,948,719	—	—
	- 2008 grant	—	—		—	—	12,900	(3)	$727,173	—	—
	- 2007 grant	—	—		—	—	13,600	(4)	$766,632	—	—
SARs	- 2009 grant	28,460	256,140	(5)	$13.52	02/24/2019	—		—	—	—
	- 2008 grant	15,550	46,650	(6)	$51.69	02/20/2018	—		—	—	—
	- 2007 grant	31,200	31,200	(7)	$28.52	02/21/2017	—		—	—	—
	- 2006 grant	201,000	0		$19.882	02/16/2016	—		—	—	—

Craig R. Mackus
Restricted shares	- 2009 grant	—	—		—	—	13,800	(2)	$777,906	—	—
	- 2008 grant	—	—		—	—	2,700	(3)	$152,199	—	—
	- 2007 grant	—	—		—	—	4,000	(4)	$225,480	—	—
SARs	- 2009 grant	5,600	50,400	(5)	$13.52	02/24/2019	—		—	—	—
	- 2008 grant	3,225	9,675	(6)	$51.69	02/20/2018	—		—	—	—
	- 2007 grant	9,200	9,200	(7)	$28.52	02/21/2017	—		—	—	—
	- 2006 grant	80,400	0		$19.882	02/16/2016	—		—	—	—

William S. Tate
Restricted shares	- 2009 grant	—	—		—	—	17,400	(2)	$980,838	—	—
	- 2008 grant	—	—		—	—	3,200	(3)	$180,384	—	—
	- 2007 grant	—	—		—	—	4,000	(4)	$225,480	—	—
SARs	- 2009 grant	7,075	63,675	(5)	$13.52	02/24/2019	—		—	—	—
	- 2008 grant	3,850	11,550	(6)	$51.69	02/20/2018	—		—	—	—
	- 2007 grant	8,800	8,800	(7)	$34.185	08/07/2017	—		—	—	—

		Option and SAR Awards					Stock Award
Name		No. of Securities Underlying Unexercised Options/SARs (# Exercisable)	No. of Securities Underlying Unexercised Options/ SARs (#Unexercisable)		Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Kenneth W. Krueger
Restricted shares	- 2009 grant	—	—		—	—	—		—	—	—
	- 2008 grant	—	—		—	—	—		—	—	—
	- 2007 grant	—	—		—	—	—		—	—	—
SARs	- 2009 grant	6,805	0		$13.52	02/24/2019	—		—	—	—
	- 2008 grant	3,825	0		$51.69	02/20/2018	—		—	—	—
	- 2007 grant	10,900	0		$28.52	02/21/2017	—		—	—	—
	- 2006 grant	80,400	0		$19.882	02/16/2016	—		—	—	—

Luis de Leon
Restricted shares	- 2009 grant	—	—		—	—	16,200	(2)	$913,194	—	—
	- 2008 grant	—	—		—	—	2,900	(3)	$163,473	—	—
	- 2007 grant	—	—		—	—	4,000	(4)	$225,480	—	—
SARs	- 2009 grant	6,585	59,265	(5)	$13.52	02/24/2019	—		—	—	—
	- 2008 grant	3,525	10,575	(6)	$51.69	02/20/2018	—		—	—	—
	- 2007 grant	8,800	8,800	(7)	$34.185	08/07/2017	—		—	—	—

John F. Bosbous
Restricted shares	- 2009 grant	—	—		—	—	2,800	(2)	$157,836	—	—
	- 2008 grant	—	—		—	—	500	(3)	$28,185	—	—
	- 2007 grant	—	—		—	—	0	(4)	$0	—	—
SARs	- 2009 grant	1,135	10,215	(5)	$13.52	02/24/2019	—		—	—	—
	- 2008 grant	575	1,725	(6)	$51.69	02/20/2018	—		—	—	—
	- 2007 grant	0	0		—	—	—		—	—	—
	- 2006 grant	42,000	0		$19.882	02/16/2016	—		—	—	—

(1)	Calculated using the closing price of our common stock as of December 31, 2009.
(2)	Restricted stock will vest on December 31, 2012, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).
(3)	Restricted stock will vest on December 31, 2011, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).
(4)	Restricted stock will vest on December 31, 2010, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).
(5)	Unvested SARs will vest 16.7%, 27.8% and 55.5%, respectively, on December 31, 2010, 2011 and 2012, provided the executive remains employed by us until such dates (or has a qualifying retirement prior to such date).
(6)	Unvested SARs will vest 33.3% and 66.7%, respectively, on December 31, 2010 and 2011, provided the executive remains employed by us until such dates (or has a qualifying retirement prior to such dates).
(7)	Unvested SARs will vest on December 31, 2010, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).

SAR Exercises and Restricted Stock Vesting

The following table sets forth information regarding each vesting of restricted stock that occurred during 2009 for each of our named executive officers on an aggregated basis. There were no exercises of SARs in 2009 by our named executive officers.

Name	Number of Shares Acquired on Vesting (6)		Value Realized on Vesting ($) (1)
Timothy W. Sullivan	37,687	(2)	$2,369,759

Craig R. Mackus	15,075	(3)	$947,916

William S. Tate	0		—

Kenneth W. Krueger	15,075	(4)	$947,916

Luis de Leon	0		—

John F. Bosbous	7,875	(5)	$495,180

(1)	Calculated using the $62.88 per share closing price of our common stock on February 18, 2010, the date that the December 31, 2009 vesting was confirmed by our Board.
(2)	Consists of 25,125 shares of “base” restricted stock and 12,562 shares of “premium” restricted stock.
(3)	Consists of 10,050 shares of “base” restricted stock and 5,025 shares of “premium” restricted stock.
(4)	Consists of 10,050 shares of “base” restricted stock and 5,025 shares of “premium” restricted stock.
(5)	Consists of 5,250 shares of “base” restricted stock and 2,625 shares of “premium” restricted stock.
(6)	In addition to the shares included in this table, shares of “premium” restricted stock that partially vested in previous years became fully vested on December 31, 2009. For purposes of this disclosure, these shares were reported as vested in previous periods and are not included in the amounts presented. The number of these partially vested shares of “premium” restricted stock that became fully vested on December 31, 2009 for Messrs. Sullivan, Mackus, Tate, Krueger, de Leon and Bosbous were 37,686, 15,075, 0, 15,075, 0 and 7,875, respectively.

“Base” and “premium” performance restricted stock was restricted stock that we previously granted subject to vesting over time and/or upon achievement of specified financial objectives. The difference between “base” and “premium” performance restricted stock is that the base restricted stock vested as long as the participant remained employed for the vesting period, although vesting may have been accelerated in part if established financial objectives were met, whereas “premium” restricted stock vested only if established financial objectives were met and the individual remained employed for the vesting period.

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits as of December 31, 2009 under our pension plan and supplemental executive retirement plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan.

Name	Plan Name	Number of Years Credited Service (1)(2)	Present Value of Accumulated Benefits	Payments During 2009
Timothy W. Sullivan	Salaried Employees’ Retirement Plan	29	$405,129	$0
	Supplemental Executive Retirement Plan	4	$622,706	$0

Craig R. Mackus	Salaried Employees’ Retirement Plan	30	$444,530	$0
	Supplemental Executive Retirement Plan	4	$198,318	$0

William S. Tate	Salaried Employees’ Retirement Plan	2	$22,818	$0
	Supplemental Executive Retirement Plan	2	$53,320	$0

Kenneth W. Krueger	Salaried Employees’ Retirement Plan	4	$31,832	$0
	Supplemental Executive Retirement Plan	4	$64,982	$0

Luis de Leon	Salaried Employees’ Retirement Plan	1	$16,579	$0
	Supplemental Executive Retirement Plan	1	$36,599	$0

John F. Bosbous	Salaried Employees’ Retirement Plan	25	$343,046	$0
	Supplemental Executive Retirement Plan	4	$22,719	$0

(1)	Years of credited service shown for Messrs. Sullivan and Mackus under our SERP do not reflect actual years of service. The years of credited service shown are the actual years of service during which our SERP has been in existence. The difference between actual years of service, as reflected as the years credited for our SERP, and credited years of service do not result in any benefit augmentation.
(2)	Messrs. Tate and de Leon are fully vested in our Salaried Employees’ Retirement Plan and SERP; however, for benefit purposes, only service since joining our Company in 2007 is considered.

Pension Plan

Pension plan benefits payable to our named executive officers are determined under a cash balance formula. Each month a percentage of their earnings is credited to their cash balance plan account in accordance with the following table:

Years of Service at the Beginning of Year	Pay Credits
Less than 5	4.0%
5 but less than 10	4.5%
10 but less than 15	5.0%
15 but less than 20	5.5%
20 but less than 25	6.0%
25 but less than 30	6.5%
30 or more	7.0%

In February 2005, our Board approved extending certain transition pay-based credits for specified employees, including some of our named executive officers, for an additional five years because it was found that employee accounts were understated from original projections. It was determined that since March 2001, interest rates had been much lower than forecasted and employee account balances have not met our Board’s expectations, falling short by an average of 6% to 7%. Additionally, our actuary, Watson Wyatt, made our Board aware of other similar type hybrid plans that have either extended their transitional credits for longer periods or amended their plan to give greater benefits. Each account is also credited with interest using the average annual rate of United States 30-year Treasury Securities for the November preceding the plan year. Compensation for which a pay credit applies includes the officer’s total salary and bonus (excluding compensation deferred pursuant to any non-qualified plan).

In addition, employees who were participants in our plan as of December 31, 1999 received transition pay-based credits as a percentage of their earnings during the period January 1, 2000 through December 31, 2009 in accordance with the following table:

Years of Service at December 31, 1999	Pay Credits
Less than 15	1.50%
15 or more	2.50%

As of December 31, 2009, the estimated annual benefits payable under our Salaried Employees’ Retirement Plan at normal retirement age (age 65) to Messrs. Sullivan, Mackus, Tate, Krueger, de Leon and Bosbous were $72,705, $71,414, $8,452, $5,570, $38,885 and $59,211, respectively. In making these estimates, we assumed (i) that 2009 pay (salary and bonus) remains level to normal retirement age; (ii) that the 2010 compensation limit of $245,000 remains level to normal retirement age; (iii) that the interest crediting rate for all years is 4.31%, the November 2009 30-year Treasury rate, which is the rate to be used for the 2010 plan year; and (iv) that the projected cash balance at normal retirement age was converted to an annuity using the 2010 interest rate and mortality assumptions to calculate lump sums under Internal Revenue Code Section 417(e)(3)(D) as prescribed under the Pension Protection Act of 2006 as follows: The interest rate is based on the applicable segment rates of 3.13% (first 5 years), 5.07% (years six through 20) and 5.50% (for 20+ years) for the plan’s lookback month of November 2009 and the mortality table is based upon a fixed blend of 50% of the static male combined mortality rates and 50% of the static female mortality that apply under IRS regulation 430(h)(3)(A) for valuations dates occurring in 2010.

Supplemental Executive Retirement Plan

Our named executive officers also participate in our SERP under which benefits are subject to the same vesting schedule as applicable to our pension plan. Our SERP is designed to mirror the benefits under our pension plan for executive compensation in excess of the annual compensation that may be considered under our pension plan, which is $245,000 for 2009 and 2010.

As of December 31, 2009, the estimated annual benefits payable under our SERP at normal retirement age to Messrs. Sullivan, Mackus, Tate, Krueger, de Leon and Bosbous were $226,950, $57,404, $22,524, $11,226, $110,193 and $8,610, respectively. In making these estimates, we assumed (i) that 2009 pay (salary and bonus) remains level to normal retirement age; (ii) that the 2010 compensation limit of $245,000 remains level to normal retirement age; (iii) that the interest crediting rate for all years is 4.31%, the November 2009 30-year Treasury rate, which is the rate to be used for the 2010 plan year; and (iv) that the projected cash balance at normal retirement age was converted to an annuity using the 2009 interest rate and mortality assumptions to calculate lump sums under Internal Revenue Code Section 417(e)(3)(D) as prescribed under the Pension Protection Act of 2006 as follows: The interest rate is based on the applicable segment rates of 3.13% (first 5 years), 5.07% (years six through 20) and 5.50% (for 20+ years) for the plan’s lookback month of November 2009 and the mortality table is based upon a fixed blend of 50% of the static male combined mortality rates and 50% of the static female mortality rates that apply under IRS regulation 430(h)(3)(A) for valuation dates occurring in 2010.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to participation in our Executive Deferred Compensation Plan by our named executive officers during 2009.

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 (1) ($)	Aggregate Earnings in 2009 (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($)
Timothy W. Sullivan	$144,937	$72,468	$168,877	—	$640,821

Craig R. Mackus	$40,647	$20,323	$16,590	—	$86,123

William S. Tate	$180,726	$23,737	$248,659	—	$1,355,764

Kenneth W. Krueger	$44,926	$22,463	$3,863	—	$175,021

Luis de Leon	$44,570	$22,285	$44,733	—	$254,275

John F. Bosbous	—	—	—	—	—

(1)	Amounts shown include our matching contributions that we cannot make under our 401(k) plan due to restrictions under the Internal Revenue Code. These amounts are included in the Summary Compensation Table in the column labeled “All Other Compensation”.
(2)	The Aggregate Earnings are not “above-market or preferential earnings” and are therefore not required to be reported in the Summary Compensation Table.

Beginning in 2007, our named executive officers became eligible to participate in our Executive Deferred Compensation Plan. Our deferred compensation plan is designed to provide benefits similar to those provided under our 401(k) plan, but which cannot be provided under our 401(k) plan due to restrictions imposed by the Internal Revenue Code. Our deferred compensation plan permits employees in the positions of general manager, vice president or higher to elect to defer base salary and bonus and provides for a matching contribution from us equal to 50% of the total amount deferred, capped at 3% of the participating employee’s compensation in excess of the IRS-imposed compensation limit, which was $245,000 for 2009 and is $245,000 for 2010. The vesting schedule for these contributions is the same as for similar contributions under our 401(k) plan. The investment options under the deferred compensation plan represent a subset of those under our 401(k) plan. Benefits under our deferred compensation plan will be paid at the later of the participating employee’s separation from service or specified age in a lump sum, or in five or 10 annual installments, as the participating employee elects.

Potential Payments Upon Termination or Change in Control

We have employment agreements with Messrs. Sullivan and Mackus, letter agreements with Messrs. Tate and de Leon, and KEESAs with Messrs. Sullivan, Mackus, de Leon and Bosbous, as well as with certain other members of our management team, that provide for potential payments and benefits upon a termination of employment under specified circumstances. The KEESAs only become effective upon a “change in control of our Company,” and in which case the employment agreements of Messrs. Sullivan and Mackus will be superseded by their KEESA. In addition to these arrangements, our Omnibus Incentive Plan 2007 provides certain potential benefits in the event of a change in control of our Company.

In the event that Mr. Sullivan’s employment with us is terminated prior to a change in control of our Company for any reason other than for “cause,” he is entitled to receive severance pay in the amount of one year’s base salary (Mr. Sullivan’s base salary for 2010 is $1,015,480), generally payable in a lump sum at his termination of employment.

Mr. Mackus serves under an automatically renewable one-year employment agreement unless terminated by either party at least 60 days prior to the May 21 expiration of any one-year term. Upon termination without “cause” or through non-renewal of the contract, we are required to pay Mr. Mackus one year’s base salary (i.e., $475,020 in 2010), generally in a lump sum at his termination of employment, and benefits for one year (approximately equal to $13,000) and provide him with up to $15,000 of outplacement consulting services.

The employment agreements with Messrs. Sullivan and Mackus define “cause” as fraud, dishonesty or misconduct in connection with our business, commission of a felony or a material breach of the agreement by the executive.

Under his employment arrangement, if Mr. Tate’s employment is terminated by us for any reason other than cause (as defined in the arrangement) at any time prior to Mr. Tate’s reaching age 65, or if Mr. Tate elects to terminate his employment with us at any time upon 30 days’ notice, Mr. Tate is entitled to a severance payment equal to 12 months of his monthly base salary plus bonus at target then in effect generally payable on our normal payroll dates over such period. In addition, if Mr. Tate elects to terminate his employment with us or his employment is terminated by us without cause prior to Mr. Tate’s reaching age 65, then we will provide health coverage for Mr. Tate and his spouse at our expense for the period of time between the termination of his employment and the date on which he reaches age 65.

The letter agreement with Mr. Tate defines “cause” as a violation of a non-competition, confidentiality or intellectual property agreement with us, an uncured violation of other obligations or conditions of employment, an addiction or dependency on intoxicants or drugs, the commission of specified crimes, dishonesty involving our business, or other conduct that could reflect unfavorably on our reputation or ability to conduct business.

Each of our named executive officers has agreed to post-termination restrictive covenants including confidentiality and non-competition.

In February 2007, we initially entered into KEESAs with Messrs. Sullivan and Mackus and in August 2008, we initially entered into KEESAs with Messrs. de Leon and Bosbous. In February 2010, our Compensation Committee approved certain changes to those KEESAs (as well as to the KEESAs of other officers), including:

•

Eliminating the so-called “tax gross ups” payable to our executives for any excise tax payable on excess parachute payments resulting from the change in control and allowing the executive to decide to either cap his severance payments receivable under his KEESA to avoid incurring any excess parachute payment excise tax or to receive the full payments receivable under his KEESA and incur such excise tax;

•

Adding to the amount of average Form W-2 compensation, which is otherwise subject to being multiplied by a factor set forth in the executive’s KEESA, any deferred compensation amounts over the applicable pre-change in control employment period and the grant date value of the last regular long-term incentive grants made to the executive within the 365-day period prior to the change in control;

•	Eliminating Mr. Sullivan’s “deferred single trigger,” so that all of our KEESAs now have “double triggers”; and

•	Modifying how average Form W-2 compensation is computed for an executive employed by us for less than three full years prior to a change in control.

Each of these KEESAs provides that, following any “change in control of our Company” (as defined in the KEESAs), such executive will be employed in the same capacity and position and in the same metropolitan area as immediately prior to the change in control for a length of time set forth in the agreement (three years in the case of Mr. Sullivan and two years in the case of Messrs. Mackus, de Leon and Bosbous). A change of control under the KEESAs would generally occur if a third party were to acquire one-third or more of the voting power of our outstanding common stock, there was an externally generated majority change of our Board, a merger were to occur resulting in a majority change of our Board, our stockholders were to approve a plan for our liquidation, or we were to agree to dispose of substantially all of our assets. During the applicable post-change in control employment period, each such officer would be entitled to receive an annual base salary at least equal to his annual base salary in effect immediately prior to the change in control (subject to increase at least annually by our Compensation Committee based on the contributions of such officer to our operating and/or administrative efficiency, growth, cash flow from operations and operating profits), plus all bonuses, incentive compensation and other benefits extended by us to our executive officers. Each of these KEESAs also contains each individual’s covenant after termination of employment respecting noncompetition, nonsolicitation and confidentiality.

If, at any time during the post-change in control employment period, the executive’s employment is terminated by the officer for a “good reason” (as defined in the KEESAs), or by us other than for “cause” (as defined in the KEESAs), death or disability, then the executive would be entitled to receive:

•

A lump sum severance cash payment equal to the sum of (i) the executive’s average annual total Form W-2 compensation (i.e., base salary plus bonus amounts and all other taxable compensation) over the three years prior to the change in control (or, in the case of persons not employed by our Company for a full three years prior to the change in control, such as Mr. de Leon, one year’s Form W-2 compensation if the executive has only one (but not two) full years of employment prior to the change in control; the average of two years’ Form W-2 compensation if the executive has two (but not three) full years of employment prior to the change in control; and the annualized value of any partial year’s Form W-2 compensation if the executive has less than one full year of employment prior to the change in control), plus (ii) all deferred compensation amounts over such three-year period (or shorter employment period as described above), plus (iii) the grant date value of the last regular equity awards granted to the executive within the 365-day period prior to the change in control, multiplied by (iv) the number of years set forth in the agreement (three in the case of Mr. Sullivan, two in the case of Messrs. Mackus, de Leon and one in the case of Mr. Bosbous).

•

Outplacement services provided by a nationally recognized executive placement firm until the earlier of the length of time set forth in the KEESA (two years for Messrs. Sullivan, Mackus and de Leon and one year for Mr. Bosbous) or such time as the executive has obtained new full-time employment comparable to his position at our Company.

•

Coverage under life, hospitalization, medical and dental insurance until the earlier of the length of time set forth in the KEESA (three years in the case of Mr. Sullivan, two years in the case of Messrs. Mackus and de Leon and one year in the case of Mr. Bosbous) or such time as the executive has obtained new employment and is covered by comparable benefits.

Additionally, the executive is entitled to receive accrued base salary, bonus and other payments and benefits to which the executive is entitled under the terms of any of our benefit plans as of the date of termination.

The KEESAs define “good reason” as, in general, a breach by us of the KEESA, our removal from or failure to reelect the executive to positions held with us, or a good faith determination by the executive that there has been a significant adverse change in the executive’s working conditions or status. “Cause” under the KEESAs occurs if the executive engages in bad faith intentional conduct that causes demonstrable and serious financial injury to us, is convicted of a felony that substantially impairs the executive’s ability to perform his duties or responsibilities, or willfully, continuously and unreasonably refuses to perform his or her duties or responsibilities.

If, at any time during the post-change in control employment period, the executive’s employment is terminated by the executive other than for “good reason,” or by us for “cause,” then the executive would be only entitled to receive base salary, earned bonus, and other payments and benefits to which the executive is entitled under the terms of any of our benefit plans as of the effective date of termination.

Each of these KEESAs further provides that if the payments and benefits under the KEESA, or any other payments or benefits under any other agreement or plan of ours or any of our affiliates, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then the executive may elect to either limit his payments receivable under his KEESA in order to avoid incurring any excise tax imposed by Section 4999 of the Internal Revenue Code or to accept all payments receivable under his KEESA and incur such excise tax. As amended in February 2010, we will no longer “gross up” our executives for any such excise taxes.

In addition to these employment arrangements, our Omnibus Incentive Plan provides that our Compensation Committee has the discretion to accelerate the vesting of then outstanding stock options, SARs,

restricted stock or other equity awards at such times and upon such conditions as it deems appropriate (including upon a change in control). Moreover, certain of our recent grants of SARs and restricted shares include automatic accelerated vesting upon a change in control. A change of control for these purposes would generally occur if a third party were to acquire 20% or more of the voting power of our outstanding common stock, there was an externally generated majority change of our Board, a merger were to occur resulting in a majority change of our Board, our stockholders were to approve a plan for our liquidation, or we were to agree to dispose of substantially all of our assets. If our Compensation Committee would elect to accelerate the vesting of previous equity awards and in consideration of the automatic vesting of certain grants, each of the named executive officers would be entitled to receive certain amounts upon a change in control as calculated and described in the table below showing change-in-control payments and benefits under each named executive officer’s KEESA.

The following table sets forth the estimated amounts that would have become payable to our current named executive officers if a change in control of our Company and a triggering employment termination had occurred on December 31, 2009. Because Mr. Krueger’s employment with us terminated on August 3, 2009, we discuss the value of payments and benefits that he received in 2009 in connection with the termination of his employment under “Severance Agreement” above.

Name	Cash Termination Payment ($) (1)	Life, Hospitalization, Medical and Dental Insurance ($)	Outplacement Services ($) (3)	Value of Accelerated Vesting of “Base” Restricted Stock ($) (4)	Value of Accelerated Vesting of SARs ($) (4)	Pension Restoration Plan ($) (5)	Elective Deferred Compensation Plan ($) (6)	Cutback Amount (2)	Total ($)
Timothy W. Sullivan	$29,060,124	$43,028	$40,000	$5,442,524	$12,952,666	$734,144	$186,663	—	$48,459,149

Craig R. Mackus (7)	$4,878,145	$26,795	$40,000	$1,155,585	$2,461,139	$228,213	$23,964	($1,014,217)	$7,799,624

William S. Tate (8)	$840,000	$74,975	—	$1,386,702	$2,977,756	$59,318	$167,176	—	$5,505,927

Luis de Leon (9)	$3,105,668	$41,651	$40,000	$1,302,147	$2,784,224	$55,056	$61,063	—	$7,389,809

John F. Bosbous	$718,792	$16,434	$20,000	$186,021	$445,786	$26,396	—	—	$1,413,429

(1)	The named executive officers’ KEESAs provide for a six-month delay in certain payments if the named executive officer is a “specified employee” as defined in the KEESA. For purposes of calculating the severance payments in this table, we have disregarded any such delay and assumed that payments would be made on the tenth day following separation of service.
(2)	Upon a change in control of our Company, the named executive officers may be subject to certain excise taxes as a result of Section 280G of the Internal Revenue Code. We have agreed to allow the respective named executive officer (other than Mr. Tate), to elect to either limit his payments receivable under his KEESA in order to avoid incurring any excise tax imposed by Section 4999 of the Internal Revenue Code or to accept all payments receivable under his KEESA and incur such excise tax. As amended in February 2010, we will no longer “gross up” our executives for any such excise taxes.
(3)	Pursuant to their respective KEESAs, the named executive officers are eligible to receive, at our expense, outplacement services provided by a nationally recognized executive placement firm until the earlier of the length of time set forth in their respective KEESA (two years for Messrs. Sullivan, Mackus and de Leon and one year for Mr. Bosbous) or such time as the respective named executive officer has obtained new full-time employment comparable to his position with us.
(4)	The vesting of otherwise then unvested restricted stock and SARs automatically accelerate upon a change in control regardless of termination. The per share price of our common stock as of December 31, 2009 used to determine these values was $56.37.
(5)	Amounts represent the full value of the named executive officer’s account balance under our SERP. Our SERP provides that any payments occurring as a result of a change in control will be made within ten days of the change in control, and our calculations assume that such payments would be made at the latest time possible.
(6)	Represents matching contributions, any unvested portion of which would vest. Our Executive Deferred Compensation Plan provides that any payments occurring as a result of a change in control will be made within ten days of the change in control, and our calculations assume that such payments would be made at the latest time possible.
(7)	Mr. Mackus’ employment agreement provides that he is eligible for one year of pension benefits following termination of employment, but only to the extent coverage terms permit. Consistent with the current terms of our pension arrangements, amounts shown for Mr. Mackus assume that he receives no additional benefits pursuant to this provision in his employment agreement.
(8)	Mr. Tate has elected to receive, in the event of a qualifying termination, continued health insurance coverage for himself and his wife at no cost to him at a cost to our Company equal to the applicable COBRA rates.
(9)	Amounts shown assume that Mr. de Leon exercises all of his SARs on the date of the change in control and that he did not make an Internal Revenue Code Section 83(b) election with respect to his restricted shares.

The following table sets forth the estimated value of accelerated vesting that would have occurred with respect to the equity grants of our current named executive officers and under our SERP and Executive Deferred Compensation Plans if a change in control of our Company, but no termination of employment, had occurred on December 31, 2009:

Name	Value of Accelerated Vesting of Restricted Stock ($) (1)	Value of Accelerated Vesting of SARs ($) (1)	Pension Restoration Plan ($) (2)	Elective Deferred Compensation Plan ($) (3)	Cutback Amount (4) ($)	Total ($)
Timothy W. Sullivan	$5,442,524	$12,952,666	$734,144	$186,663	—	$19,315,997

Craig R. Mackus	$1,155,585	$2,461,139	$228,213	$23,964	—	$3,868,901

William S. Tate	$1,386,702	$2,977,756	$59,318	$167,176	—	$4,590,952

Luis de Leon	$1,302,147	$2,784,224	$55,056	$61,063	—	$4,202,490

John F. Bosbous	$186,021	$445,786	$26,396	—	—	$658,203

(1)	The vesting of otherwise then unvested restricted stock and SARs automatically accelerate upon a change in control regardless of termination. The per share price of our common stock as of December 31, 2009 used to determine these values was $56.37.
(2)	Amounts represent the full value of the named executive officer’s account balance under our SERP. Our SERP provides that any payments occurring as a result of a change in control will be made within ten days of the change in control, and our calculations assume that such payments would be made at the latest time possible.
(3)	Represents matching contributions, any unvested portion of which would vest. Our Executive Deferred Compensation Plan provides that any payments occurring as a result of a change in control will be made within ten days of the change in control, and our calculations assume that such payments would be made at the latest time possible.
(4)	Upon a change in control of our Company, the named executive officers may be subject to certain excise taxes as a result of Section 280G of the Internal Revenue Code. We have agreed to allow the respective named executive officer (other than Mr. Tate), to elect to either limit his payments receivable under his KEESA in order to avoid incurring any excise tax imposed by Section 4999 of the Internal Revenue Code or to accept all payments receivable under his KEESA and incur such excise tax. As amended in February 2010, we will no longer “gross up” our executives for any such excise taxes.

The following table sets forth the estimated amounts that would have become payable to our current named executive officers under their employment arrangements if a triggering employment termination had occurred on December 31, 2009:

Name	Severance Payment ($)	Life, Hospitalization, Medical and Dental Insurance ($)	Outplacement Services ($)	Pension Restoration Plan ($)	Elective Deferred Compensation Plan ($)(1)	Total ($)
Timothy W. Sullivan	$958,000	—	—	$734,144	$186,663	$1,878,807

Craig R. Mackus	$435,000	$13,398	$15,000	$228,213	$23,964	$715,575

William S. Tate (2)	$840,000	$74,975	—	$59,318	$167,176	$1,141,469

Luis de Leon	—	—	—	$55,056	$61,063	$116,119

John F. Bosbous	—	—	—	$26,396	—	$26,396

(1)	Represents matching contributions, any unvested portion of which would vest.
(2)	Mr. Tate has elected to receive, in the event of a qualifying termination, continued health insurance coverage for himself and his wife at no cost to him at a cost to our Company equal to the applicable COBRA rates. For purposes of quantifying this benefit, we have used the assumptions applied under Accounting Standards Codification 715, Compensation – Retirement Benefits. As a result, the benefit that Mr. Tate receives on a qualifying termination in the future may vary from the amount shown in this column.

Risk Assessment of our Compensation Policies and Practices

We believe that we have designed a balanced approach to our compensation programs that rewards both our named executive officers and other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long term. We believe that our Compensation Committee has structured our total executive compensation to ensure that, due to the cyclical nature of our business, there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term stockholder appreciation.

Specifically, our named executive officers’ total compensation mix in 2009 consisted, on average, of approximately 28.1% base salary, 32.5% annual cash bonus payment and 39.4% long-term equity incentive award grant value. All of our long-term incentive awards are equity-based, with significant four-year and back-end weighted vesting periods, which we believe helps to focus the majority of our named executive officers’ total targeted compensation opportunity on the sustained appreciation of our stock over the long term. Similarly, the amount of annual incentive bonus compensation receivable by our named executive officers and other key employees is directly related to the annual financial performance results of our Company and, in certain cases, applicable segments, groups or regions, as measured against target goals that are directly tied into our corporate-wide financial goals as well as our strategic business plan and annual operating budget. While it is possible that the pursuit of our strategic objectives and our annual financial performance targets that determine our annual bonus payouts (and forfeiture of our 2010 restricted stock grants) may lead to employee behavior that may increase certain risks to our Company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

At its meeting in February 2010, our Compensation Committee conducted a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our Company. In this regard, our Compensation Committee took the following actions:

1.	Identified our material compensation arrangements and categorized them according to the levels of potential risk-taking behaviors that our Compensation Committee believes they may encourage.

2.	Met with our chief financial officer to develop a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors Relating to Our Business,” in our 2009 Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks.

3.	Evaluated the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile.

4.	Identified and evaluated the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our Compensation Committee identified the following attributes which it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our Company as a result of our compensation policies and practices:

•

We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our named executive officers’ 2009 base salaries were, on average, approximately 28.1% of their 2009 total actual compensation. We believe that this relative percentage is consistent with the median relative base salary percentage of similarly-situated executives at our 2010 peer group and/or as reflected by 2010 survey data.

•

Our annual bonus plan financial performance goals are directly tied to and support our strategic business plan and are based upon annual operating budget levels that are reviewed and approved by our Board and that we believe are attainable at their targeted levels (and even at their maximum goal levels) without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation.

•

We use two different and balanced corporate financial performance metrics, Adjusted EBITDA and ROA, under our annual bonus plan to determine the total amount of our annual bonus payments to our named executive officers and certain other management-level employees. While other financial metrics are used to measure the performance of our business segments, groups, regions and/or products and the annual bonuses payable to certain other management-level employees, those financial metrics are directly linked to and support our corporate Adjusted EBITDA and ROA targets, as well as our strategic business plan and annual operating budget. We believe that using two different and balanced financial metrics helps to mitigate excessive or unnecessary risk taking and the motivation to focus on achieving any single financial performance measure that is directly tied to the amount of our annual bonus payments. Moreover, while Adjusted EBITDA generally focuses on the operating profit and cash flow of our Company, ROA balances this metric by focusing on our prudent management of our assets by including as its denominator our average tangible total assets. To increase ROA, therefore, any acquisition of assets must be accompanied by a disproportionately larger increase in our net earnings. This calculation helps to ensure that this metric discourages participants from taking certain risks – incurring large amounts of debt to acquire assets that produce only low levels of earnings, for example – that we might consider excessive or unnecessary.

•

In determining whether or the extent to which we’ve met the financial performance metrics under our annual bonus plan, our Compensation Committee has discretion to exclude certain items that may be unusual, unanticipated or which it determines may unfairly or inappropriately affect bonus determinations or be inconsistent with our strategic business plan or core compensation philosophies or principles. Importantly, with respect to our officers, our Compensation Committee may only decrease our financial performance results for purposes of determining the relative achievement of our financial performance targets and any consequential bonus payments under our annual bonus plan. Bonus amounts otherwise payable to our named executive officers based on the achievement of our financial performance goals are also subject to being reduced by our Compensation Committee by up to 20% based on its discretionary assessment of the realization by them, and their directly reporting subordinates, of their respective personal performance goals and objectives for the year. We believe that allowing these discretionary potential exclusions and/or reductions lessens any excessive or unnecessary risks that our executives might otherwise be encouraged to take based on the effect such actions might have on the strict formulaic determination of our annual bonus payouts, rather than based on the actions’ fundamental merits and impact on achieving our long-term strategic goals and objectives.

•

We pay out 50% of target annual bonus payments based on achieving both of our threshold annual financial targets, thereby helping to minimize incentives to take excessive or unnecessary risks to reach our target goals.

•

We have capped payouts under our annual bonus plan at 200% of the target awards and we prorate awards for performance between target and maximum goals. Despite superior financial performance in 2009 and achieving 113.4% and 110.6% of our targeted Adjusted EBITDA and ROA targets, respectively, bonus amounts payable to our named executive officers, on average, only comprised 32.5% of their total compensation in 2009.

•	Approximately 39.4% of our named executive officers’ total compensation in 2009, on average, was based on long-term incentive compensation.

•

Our long-term incentive plan awards are all equity-based and we use two different types of long-term equity awards (restricted stock and stock-settled SARs) to balance any inappropriate motivational concerns associated with focusing on any one form of such long-term incentive compensation.

•

Because our long-term incentive compensation is entirely equity-based, employees who receive these equity-based awards may only realize value through the sustained long-term appreciation of our stockholder value.

•

Our SAR and restricted stock awards under our long-term incentive plan are subject to four-year vesting periods, which we believe fosters employee retention and further helps to mitigate against taking short-term risks, while encouraging our employees to focus on the sustained growth of our Company over the long term. Both of these relative vesting periods are longer, on average, than those for similar awards granted by our 2010 peer group or as reflected by the 2010 survey data. Moreover, these vesting periods are heavily back-end weighted. For our SARs, 50% of the grant does not vest until the end of the fourth year of grant (inclusive of the year of grant) and, for our restricted stock grants, such grants cliff vest in their entirety at the end of the fourth year of grant (inclusive of the year of grant).

•

In 2010, to further link the vesting of our restricted stock grants with the achievement of our financial performance goals, we added a 2010 ROE target to the vesting and forfeiture requirements of our restricted stock grants. We purposefully selected a third different type of 2010 financial metric (other than Adjusted EBITDA or ROA) to help further differentiate and balance the financial metrics underlying our executives’ incentive compensation.

•	We have implemented stock ownership guidelines for all of our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

However, as a result of this review, our Board decided that it would be prudent to adopt a so-called “clawback” policy as an additional risk mitigation provision. As a result, our new clawback policy provides for our recoupment of short-term and long-term incentive compensation paid to, or otherwise realized by, an executive officer to the extent such payment or realization of such incentive compensation was based on his or her misconduct that resulted in a material financial statement restatement. Additionally, as a result of its risk assessment and review, our Compensation Committee adopted several changes to our KEESAs that it believes further mitigates risk and conforms our KEESAs to executive compensation best practices, including eliminating our excess parachute payments excise tax gross ups and the elimination of our chief executive officer’s modified single trigger KEESA. As a result of this review, which our Compensation Committee intends to continue to conduct annually, our Compensation Committee did not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile.

Director Compensation

The following table sets forth information regarding the compensation received by each of our directors during 2009:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Theodore C. Rogers	$94,000	$75,000	—	—	—	—	$169,000

Michelle L. Collins (2)	$35,000	$31,250	—	—	—	—	$66,250

Paul W. Jones	$67,500	$75,000	—	—	—	—	$142,500

Deepak T. Kapur (3)	$29,160	$31,250	—	—	—	—	$60,410

Gene E. Little	$87,000	$75,000	—	—	—	—	$162,000

Edward G. Nelson	$81,000	$75,000	—	—	—	—	$156,000

Robert K. Ortberg	$63,500	$75,000	—	—	—	—	$138,500

Robert L. Purdum	$63,500	$75,000	—	—	—	—	$138,500

Robert C. Scharp	$80,000	$75,000	—	—	—	—	$155,000

Timothy W. Sullivan (4)	—	—	—	—	—	—	—

(1)	Represents fees paid in the form of shares of our common stock. The market price of our common stock on the date of award was $18.74 per share for all independent directors, other than Ms. Collins and Mr. Kapur. The award date market price for shares granted to Ms. Collins and Mr. Kapur was $28.87 per share and $30.23 per share, respectively.
(2)	Ms. Collins was first elected to our Board on July 1, 2009.
(3)	Mr. Kapur was first elected to our Board effective July 20, 2009.
(4)	Mr. Sullivan, our Company’s president and chief executive officer, is not compensated for being a director of our Company.

Retainer and Meeting Fees

Our non-employee directors receive an annual cash retainer fee of $55,000, an additional retainer fee of $75,000 in the form of fully-vested shares of our common stock and $1,500 per Board and committee meeting attended. Our Board committee chairmen receive an additional fee of $1,000 per committee meeting and the chairman of the board receives an additional cash retainer fee of $10,000. We also reimburse all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The fully-vested shares of our common stock are granted at each annual stockholders’ meeting or upon initial election or new appointment to our Board (with a prorated stock grant being made for non-employee directors whose initial election or new appointment occurs on or after July 1 of any year). Shares of our common stock are issued to our non-employee directors pursuant to our Omnibus Incentive Plan. Our non-employee directors may elect to receive shares of our common stock in lieu of their cash fees.

Non-Employee Director Deferred Compensation Plan

Our non-employee directors may elect to defer payment of their fees (including stock fees, annual fees and meeting fees, but excluding reimbursement of expenses) pursuant to our non-employee directors deferred compensation plan. Under this plan, we have an account for each plan participant to record cumulative deferred fees. All fee deferrals made prior to January 1, 2007, and all stock fee deferrals made on and after January 1, 2007, are denominated in the form of restricted common stock units issued pursuant to our Omnibus Incentive Plan in a number of shares equal to the amount of deferred fees divided by the market price of our common stock on the date the deferred compensation would have otherwise been paid. All cash fee deferrals made on or after January 1, 2007 may be invested among the investment options made available under the plan, including in the form of restricted common stock units. The account becomes payable in cash or, with respect to the restricted common stock units, in shares of our common stock, at the discretion of the director, when the director’s service on our Board terminates. In the event of a change in control, all amounts deferred under this plan will become immediately payable.

Non-Employee Director Stock Ownership Guidelines

In order to encourage the acquisition and long-term retention of our common stock by non-employee directors to further align their economic interests with those of our stockholders, our Board has adopted a guideline requiring our non-employee directors to hold their shares of our common stock that have been awarded as a retainer fee for their service on our Board for five years. This retention requirement shall not apply to shares of our common stock awarded in lieu of cash retainer fees, Board committee fees, or chairmanship fees, or our common stock purchased in the open market. This retention requirement shall cease to apply upon retirement.

Any exception to these share holding period requirements must be disclosed to, and approved by, the Nominating and Corporate Governance Committee.

Our Board has adopted a policy which prohibits our directors and executive officers from pledging our common stock as collateral security for personal loans or other obligations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above CD&A with our management and, based on such review and discussion, has recommended to our Board that the CD&A be included in our proxy statement for our Annual Meeting.

COMPENSATION COMMITTEE

Paul W. Jones (Chairman)
Robert K. Ortberg
Robert L. Purdum
Robert C. Scharp

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee by NASDAQ’s listing standards). Our management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee is responsible for monitoring these processes and is responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, and approving the terms of the independent registered public accounting firm’s services.

The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, which policy was also approved by our Board. The services performed by the independent registered public accounting firm in 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee and approved by our Board. The Audit Committee met with our management and our independent registered public accounting firm eight times during 2009.

The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for its independent audit. The Audit Committee reviewed and discussed our audited financial statements with management. Our management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding our audited financial statements included the independent registered public accounting firm’s judgments about the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm all other matters required by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees”, as amended by SAS No. 89, “Audit Adjustments” and SAS No. 90, “Audit Committee Communications”, and Rule 2-07 of Regulation S-X.

Our independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Gene E. Little (Chairman)
Michelle L. Collins
Edward G. Nelson
Theodore C. Rogers

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

(Proposal 2)

Deloitte & Touche LLP served as our independent registered public accounting firm for 2009, and has served as our independent registered public accounting firm since 2002. A representative of Deloitte & Touche LLP is expected to be present at our Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2010, subject to stockholder ratification at our Annual Meeting.

The Audit Committee Charter does not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Deloitte & Touche LLP, but still may retain it. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte Entities”) for the years ended December 31, 2009 and 2008 were as follows:

Audit Fees

The aggregate fees billed for the audit of our 2009 and 2008 annual financial statements, for work in 2009 and 2008 in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting, for the reviews of the financial statements included in our 2009 and 2008 quarterly reports on Form 10-Q including services related thereto such as statutory audits, regulatory filings and for other attest services, were $1,968,000 and $1,684,000, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for 2009 and 2008 were $285,000 and $301,000, respectively. These fees relate primarily to financial due diligence assistance in connection with acquisitions or potential acquisitions.

Tax Fees

The aggregate fees billed for corporate tax services and tax planning and advice in connection with acquisitions or potential acquisitions for 2009 and 2008 were $771,000 and $1,276,000, respectively. These fees were for tax consultation and planning that were related to various federal, state and international issues.

All Other Fees

There were no other fees billed by the Deloitte Entities for 2009 or 2008.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. Our Board also adopted a policy prohibiting us from hiring the Deloitte Entities personnel at the manager or partner level who have been directly involved in performing auditing procedures or providing accounting advice to us. All services performed in connection with the fees reported under the headings Audit- Related Fees and Tax Fees were pre-approved by the Audit Committee.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file with the SEC and with the NASDAQ Stock Market reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of such reports furnished to us or written representations that no other reports were required, we believe that, during 2009, our directors and named executive officers complied with all applicable Section 16(a) filing requirements, with the exception of a late Form 4 filed by or on behalf of Mr. Rogers. This late Form 4 was filed as soon as possible after we were apprised of the relevant transaction.

STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in our proxy materials must submit the proposal to us in advance of the meeting. Proposals for our annual meeting to be held in 2011 must be received by us at our headquarters, directed to the attention of the Secretary, no later than November 25, 2010. Under SEC rules relating to the discretionary voting of proxies at stockholder meetings, if a proponent of a matter for stockholder consideration (other than a stockholder proposal) fails to notify us at least 45 days prior to the month and day of the anniversary of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by us by February 8, 2011 in the case of our 2011 annual meeting of stockholders. We are not aware of any such proposals for our Annual Meeting. Our Bylaws also establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of our Board; (ii) the nomination, other than by or at the direction of our Board, of candidates for election as directors; and (iii) the request to call a special meeting of stockholders. Under our Bylaws, written notice of stockholder proposals for our 2011 annual meeting which are not intended to be considered for inclusion in next year’s annual meeting proxy materials (stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by us at our principal office, directed to the attention of the Secretary, no later than January 22, 2011 and no earlier than December 23, 2010 and must contain the information specified in our Bylaws. Any stockholder who wishes to take such action should obtain a copy of our Bylaws and may do so by written request addressed to our Secretary at our principal executive offices.

COST OF PROXY SOLICITATION

We will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of our Board. In addition to using the mail services, our officers and other regular employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. We have retained Wells Fargo to serve as the inspector of election for our Annual Meeting. We will reimburse brokers, nominees and custodians who hold our common stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

OTHER MATTERS

Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of our annual report to stockholders and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address may also request delivery of a single copy of our annual report and/or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, via email at ir@bucyrus.com, or via telephone at 414-768-4870.

ANNUAL REPORT

We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2009, with this proxy statement, although the Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.

We will furnish to any stockholder, without charge, a copy of our 2009 Annual Report on Form 10-K (without exhibits). Requests for our Form 10-K can be made in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, via email @ ir@bucyrus.com, or via telephone at 414-768-4870. The Form 10-K can also be viewed or requested on our Internet site (www.bucyrus.com).

By order of our Board of Directors,
Bucyrus International, Inc.

Craig R. Mackus
Chief Financial Officer and Secretary

South Milwaukee, Wisconsin

March 12, 2010

BUCYRUS INTERNATIONAL, INC. ANNUAL MEETING TO BE HELD ON 04/22/10 AT 10:00 A.M. CDT FOR HOLDERS AS OF 02/24/10 *ISSUER CONFIRMATION COPY – INFO ONLY*

81 1-0001	THIS FORM IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY. PLEASE DO NOT USE IT FOR VOTING PURPOSES.
118759109

DIRECTORS
DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES 1 - 01-DEEPAK K. KAPUR,02-THEODORE C. ROGERS,03-ROBERT C. SCHARP	0010100

PROPOSAL(S)	DIRECTORS RECOMMEND
2 - TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS ---->> THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.	FOR 0010200

*NOTE* IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.

VIF11H

FOLD AND DETACH HERE ←

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON 04/22/10 FOR BUCYRUS INTERNATIONAL, INC.

THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.PROXYVOTE.COM        ** | **

- ANNUAL REPORT - SHAREHOLDER INFO	- PROXY STATEMENT
2 -I -S
DIRECTORS
(MARK “X” FOR ONLY ONE BOX)

1
FOR ALL NOMINEES
WITHHOLD ALL NOMINEES
WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW.

USE NUMBER ONLY
	FOR	AGAINST	ABSTAIN
2.				PLEASE INDICATE YOUR PROPOSAL SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE NUMBERED BOX WITH BLUE OR BLACK INK
SEE VOTING INSTRUCTION NO. 2 ON REVERSE A/C:

	FOR	AGAINST	ABSTAIN	118759109

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING

	FOR	AGAINST	ABSTAIN

51 MERCEDES WAY EDGEWOOD NY 11717
	FOR	AGAINST	ABSTAIN

	FOR	AGAINST	ABSTAIN
BUCYRUS INTERNATIONAL, INC. 1100 MILWAUKEE AVENUE, P.O. BOX 500 SOUTH MILWAUKEE, WI 53172 ATTN: AMY HALL

		¢	¢

← FOLD AND DETACH HERE

VOTING INSTRUCTIONS
TO OUR CLIENTS:

WE HAVE BEEN REQUESTED TO FORWARD TO YOU THE ENCLOSED PROXY MATERIAL RELATIVE TO SECURITIES HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. ONLY WE AS THE HOLDER OF RECORD CAN VOTE SUCH SECURITIES. WE SHALL BE PLEASED TO VOTE YOUR SECURITIES IN ACCORDANCE WITH YOUR WISHES, IF YOU WILL EXECUTE THE FORM AND RETURN IT TO US PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IT IS UNDERSTOOD THAT IF YOU SIGN WITHOUT OTHERWISE MARKING THE FORM YOUR SECURITIES WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS TO BE CONSIDERED AT THE MEETING.

FOR THIS MEETING, THE EXTENT OF OUR AUTHORITY TO VOTE YOUR SECURITIES IN THE ABSENCE OF YOUR INSTRUCTIONS CAN BE DETERMINED BY REFERRING TO THE APPLICABLE VOTING INSTRUCTION NUMBER INDICATED ON THE FACE OF YOUR FORM.

FOR MARGIN ACCOUNTS, IN THE EVENT YOUR SECURITIES HAVE BEEN LOANED OVER RECORD DATE, THE NUMBER OF SECURITIES WE VOTE ON YOUR BEHALF HAS BEEN OR CAN BE ADJUSTED DOWNWARD.

PLEASE NOTE THAT UNDER A RULE AMENDMENT ADOPTED BY THE NEW YORK STOCK EXCHANGE FOR SHAREHOLDER MEETINGS HELD ON OR AFTER JANUARY 1, 2010, BROKERS ARE NO LONGER ALLOWED TO VOTE SECURITIES HELD IN THEIR CLIENTS’ ACCOUNTS ON UNCONTESTED ELECTIONS OF DIRECTORS UNLESS THE CLIENT HAS PROVIDED VOTING INSTRUCTIONS (IT WILL CONTINUE TO BE THE CASE THAT BROKERS CANNOT VOTE THEIR CLIENTS’ SECURITIES IN CONTESTED DIRECTOR ELECTIONS). CONSEQUENTLY, IF YOU WANT US TO VOTE YOUR SECURITIES ON YOUR BEHALF ON THE ELECTION OF DIRECTORS, YOU MUST PROVIDE VOTING INSTRUCTIONS TO US. VOTING ON MATTERS PRESENTED AT SHAREHOLDER MEETINGS, PARTICULARLY THE ELECTION OF DIRECTORS IS THE PRIMARY METHOD FOR SHAREHOLDERS TO INFLUENCE THE DIRECTION TAKEN BY A PUBLICLY-TRADED COMPANY. WE URGE YOU TO PARTICIPATE IN THE ELECTION BY RETURNING THE ENCLOSED VOTING INSTRUCTION FORM TO US WITH INSTRUCTIONS AS TO HOW TO VOTE YOUR SECURITIES IN THIS ELECTION.

IF YOUR SECURITIES ARE HELD BY A BROKER WHO IS A MEMBER OF THE NEW YORK STOCK EXCHANGE (NYSE), THE RULES OF THE NYSE WILL GUIDE THE VOTING PROCEDURES. THESE RULES PROVIDE THAT IF INSTRUCTIONS ARE NOT RECEIVED FROM YOU PRIOR TO THE ISSUANCE OF THE FIRST VOTE, THE PROXY MAY BE GIVEN AT DISCRETION OF YOUR BROKER (ON THE TENTH DAY, IF THE MATERIAL WAS MAILED AT LEAST 15 DAYS PRIOR TO THE MEETING DATE OR ON THE FIFTEENTH DAY, IF THE PROXY MATERIAL WAS MAILED 25 DAYS OR MORE PRIOR TO THE MEETING DATE). IN ORDER FOR YOUR BROKER TO EXERCISE THIS DISCRETIONARY AUTHORITY, PROXY MATERIAL WOULD NEED TO HAVE BEEN MAILED AT LEAST 15 DAYS PRIOR TO THE MEETING DATE,

AND ONE OR MORE OF THE MATTERS BEFORE THE MEETING MUST BE DEEMED “ROUTINE” IN NATURE ACCORDING TO NYSE GUIDELINES. IF THESE TWO REQUIREMENTS ARE MET AND YOU HAVE NOT COMMUNICATED TO US PRIOR TO THE FIRST VOTE BEING ISSUED, WE MAY VOTE YOUR SECURITIES AT OUR DISCRETION ON ANY MATTERS DEEMED TO BE ROUTINE. WE WILL NEVERTHELESS FOLLOW YOUR INSTRUCTIONS, EVEN IF OUR DISCRETIONARY VOTE HAS ALREADY BEEN GIVEN, PROVIDED YOUR INSTRUCTIONS ARE RECEIVED PRIOR TO THE MEETING DATE.

THE FOLLOWING INSTRUCTIONS PROVIDE SPECIFICS REGARDING THE MEETING FOR WHICH THIS VOTING FORM APPLIES.

INSTRUCTION 1

ALL PROPOSALS FOR THIS MEETING ARE CONSIDERED “ROUTINE”. WE WILL VOTE IN OUR DISCRETION ON ALL PROPOSALS, IF YOUR INSTRUCTIONS ARE NOT RECEIVED.

IF YOUR SECURITIES ARE HELD BY A BANK, YOUR SECURITIES CANNOT BE VOTED WITHOUT YOUR SPECIFIC INSTRUCTIONS.

INSTRUCTION 2

IN ORDER FOR YOUR SECURITIES TO BE REPRESENTED AT THE MEETING ON ONE OR MORE MATTERS BEFORE THE MEETING, IT WILL BE NECESSARY FOR US TO HAVE YOUR SPECIFIC VOTING INSTRUCTIONS.

IF YOUR SECURITIES ARE HELD BY A BANK, YOUR SECURITIES CANNOT BE VOTED WITHOUT YOUR SPECIFIC INSTRUCTIONS.

INSTRUCTION 3

IN ORDER FOR YOUR SECURITIES TO BE REPRESENTED AT THE MEETING, IT WILL BE NECESSARY FOR US TO HAVE YOUR SPECIFIC VOTING INSTRUCTIONS.

INSTRUCTION 4

WE HAVE PREVIOUSLY SENT YOU PROXY SOLICITING MATERIAL PERTAINING TO THE MEETING OF SHAREHOLDERS OF THE COMPANY INDICATED. ACCORDING TO OUR LATEST RECORDS, WE HAVE NOT AS OF YET RECEIVED YOUR VOTING INSTRUCTION ON THE MATTERS(S) TO BE CONSIDERED AT THIS MEETING AND THE COMPANY HAS REQUESTED US TO COMMUNICATE WITH YOU IN AN ENDEAVOR TO HAVE YOUR SECURITIES VOTED.

**IF YOU HOLD YOUR SECURITIES THROUGH A CANADIAN BROKER OR BANK, PLEASE BE ADVISED THAT YOU ARE RECEIVING THE VOTING INSTRUCTION FORM AND MEETING MATERIALS, AT THE DIRECTION OF THE ISSUER. EVEN IF YOU HAVE DECLINED TO RECEIVE SECURITY-HOLDER MATERIALS, A REPORTING ISSUER IS REQUIRED TO DELIVER THESE MATERIALS TO YOU. IF YOU HAVE ADVISED YOUR INTERMEDIARY THAT YOU OBJECT TO THE DISCLOSURE OF YOUR BENEFICIAL OWNERSHIP INFORMATION TO THE REPORTING ISSUER, IT IS OUR RESPONSIBILITY TO DELIVER THESE MATERIALS TO YOU ON BEHALF OF THE REPORTING ISSUER.

THESE MATERIALS ARE BEING SENT AT NO COST TO YOU.

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information
Meeting Type: Annual Meeting
BUCYRUS INTERNATIONAL, INC.	For holders as of: February 24, 2010 Date: April 22, 2010 Time: 10:00 AM CDT
Location: Heritage Building at the
Headquarters of Bucyrus
BROKER LOGO HERE	International, Inc. 1100 Milwaukee Ave South Milwaukee, WI 53172

You are receiving this communication because you hold shares in the above named company.
Return Address Line 1 Return Address Line 2 Return Address Line 3 51 MERCEDES WAY EDGEWOOD NY 11717

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1	We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Broadridge Internal Use Only
Job # Envelope # Sequence # # of # Sequence #

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report        2. Notice & Proxy Statement        3. DVD

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:            www.proxyvote.com

2) BY TELEPHONE:        1-800-579-1639

3) BY E-MAIL*:                 sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 08, 2010 to facilitate timely delivery.

— How To Vote — Please Choose One of The Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Internal Use Only

Voting items
The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors
Nominees
01	Deepak K. Kapur 02 Theodore C. Rogers 03 Robert C. Scharp
The Board of Directors recommends you vote FOR the following proposal(s):
2	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2010.

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

g	0000 0000 0000

Broadridge Internal Use Only
xxxxxxxxxx
xxxxxxxxxx
Cusip
Job #
Envelope #
Sequence #
# of # Sequence #

Reserved for Broadridge Internal Control Information

Voting Instructions

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

Broadridge Internal Use Only
THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE		Job # Envelope # Sequence # # of # Sequence #

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/bucy
Use the Internet to vote your proxy until 12:00 p.m. (CDT) on April 21, 2010.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on April 21, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò    Please detach here    ò

The Board of Directors Recommends a Vote “FOR” all director nominees and “FOR” Proposal 2.

1. Election of directors: Nominees:	01 Deepak K. Kapur 02 Theodore C. Rogers 03 Robert C. Scharp	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. Proposal to ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2010.		☐ For ☐ Against ☐ Abstain

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BUCYRUS INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 22, 2010

10:00 a.m. CDT

Heritage Building

1100 Milwaukee Avenue

South Milwaukee, Wisconsin

1100 Milwaukee Avenue South Milwaukee, Wisconsin	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2010.

The undersigned hereby appoints Craig R. Mackus and John F. Bosbous, and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to vote, as designated below, all Common Stock of Bucyrus International, Inc. held of record by the undersigned on February 24, 2010, that the undersigned is entitled to vote and would possess if personally present, at the Annual Meeting of Stockholders to be held Thursday, April 22, 2010 at 10:00 a.m. Central Daylight Time in the Heritage Building at our company’s headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin, U.S.A. and all adjournments or postponements thereof. All Proxies present at the meeting, and if only one is present, then that one, may exercise the power granted hereunder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL LISTED DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

100815

To view the video, please visit www.bucyrus.com/arv10.htm

“All in a Day’s Work” Video

Transcript

Voiceover Announcer:

The day begins, but at this moment, all around the world, Bucyrus is already hard at work. Turning on the lights. Pouring a glass of water. Connecting people miles apart. Putting food on the table. Keeping a roof over someone’s head. And delivering the news.

Tim Sullivan:

The sun never sets on Bucyrus. It’s always a new day somewhere, and Bucyrus is there, hard at work.

Marcus Berto:

The Bucyrus brand does not sleep.

William Tate:

Our brand doesn’t sleep.

Narayan Swamy:

The Bucyrus brand does not sleep.

Aaron Slator:

Customers are twenty-four / seven / three-sixty-five. If there’s a problem anywhere at any time, we respond. It doesn’t matter what time of day it is.

Luis de Leon:

Customers have requests twenty-four / seven, so Bucyrus is available twenty-four / seven.

Barbara Stephens:

Our employees need to be prepared to respond at any time to the needs of our customer.

Paddy Mulligan:

There is no such thing as quitting time.

Dr. Dieter Gessner:

There are people counting on us around the clock and around the world. Mine managers, customers, communities and the average person on the street.

William Tate:

Our work directly contributes to raising the standard of living globally. It’s so much more than a job.

Buddy Robinson:

It’s exciting to show up to work here at Bucyrus. Our products are fundamentally connected to economies around the world. You can’t move electricity without copper.

John Oliver:

It’s not about what we make. It’s about what we do.

Lou Stojack:

We don’t just produce machines. We go to remote parts of the planet and bring everyday conveniences to life.

John Oliver:

We launch spaceships. We go to the moon. We make things happen. We build roads. We light homes. We save lives. We’re Bucyrus. And without mining, none of this stuff exists.

William Tate:

World population growth drives the demand for more energy and more commodities. Bucyrus provides highly reliable, highly efficient machines that safely meet that need.

Barbara Stephens:

The key to quality Bucyrus products is people.

Luis de Leon:

People make the difference between being a good and a great company. The human element is far more important than people think.

Craig Mackus:

Attitude is important. Bucyrus hires problem solvers. They attack problems and find solutions.

Marcus Berto:

We support our people on the front lines. They are the ones that make it happen.

Aaron Slator:

We believe in being out in the field and supporting our teams. The real work happens out there.

Craig Mackus:

Everyone’s role at Bucyrus is relationship oriented.

Luis de Leon

While we’re not all in sales, we can be customer driven.

Marcus Berto:

Attitude, accountability and a sense of urgency are essential.

Narayan Swamy:

And our customers know that we are working for them.

Lou Stojack:

We anticipate what the client needs before they ask for it.

Dr. Dieter Gessner:

We are selling the value and the service of Bucyrus.

Aaron Slator:

Delivering value to customers allows us to deliver value to shareholders.

Marcus Berto:

Being committed to those clients in the field increases our sales and benefits our company and its investors.

Tim Sullivan:

At Bucyrus, our vision involves working today and every day to create a better tomorrow. It’s not just building powerful equipment. It’s improving the lives of people around the world. It’s all in a day’s work.

Barbara Stephens:

It’s all in a day’s work.

Narayan Swamy:

Yah sab kaam ek hi din ka hai.

Buddy Robinson (French):

C’est tout dans une journée de travail.

Paddy Mulligan (Afrikaans):

Dis alles in’n dag se werk.

William Tate:

It’s all in a day’s work.

Dr. Dieter Gessner (German):

Und all diese Arbeit an einem Tag.

Craig Mackus:

It’s all in a day’s work.

Luis de Leon (Spanish):

Esto es todo en un día de trabajo.

Aaron Slator:

It’s all in a day’s work.

Marcus Berto (Portuguese):

E tudo isso em um dia do nosso trabalho.

John Oliver:

It’s all in a day’s work.

Female Voiceover (Chinese):

Zhe shi wo men mei tian de gong zuo.

Male Voiceover:

It’s all in a day’s work.